UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
INDEPENDENCE COMMUNITY BANK CORP.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Independence Community Bank Corp. (“Independence Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
82,074,820 shares of Independence Common Stock
6,245,928 options to purchase shares of Independence Common Stock with exercise prices less than $42.00
451,938 shares of restricted Independence Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 82,074,820 shares of Independence Common Stock multiplied by $42.00 per share, (B) 451,938 shares of restricted Independence Common Stock multiplied by $42.00 and (C) options to purchase 6,245,928 shares of Independence Common Stock with exercise prices less than $42.00, multiplied by $19.77 per share (which is the difference between $42.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $3,589,605,833

(5)	Total fee paid: $384,087.82

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201
[ •  ]
Fellow Independence Stockholders:
      The board of directors of Independence Community Bank Corp. has unanimously approved a merger providing for the acquisition of Independence by Sovereign Bancorp, Inc. If the merger is completed, you will receive $42 in cash, without interest and less any required withholding taxes, for each share of Independence common stock you own.
      You will be asked, at a special meeting of our stockholders, to vote to adopt the merger agreement. The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:
      [ •  ]  Eastern Time, [ •  ]
      [Address]
      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Independence from documents we have filed with the Securities and Exchange Commission.
      The board of directors of Independence has unanimously approved the merger agreement and determined that the merger is fair to and in the best interests of Independence and our stockholders. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.
      Your vote is important. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Independence common stock, a failure to vote will have the same effect as a vote “against” the merger. Accordingly, whether or not you plan to attend the special meeting of stockholders, we request that you promptly complete, sign and date the enclosed proxy card or voting instruction card and return it in the envelope provided, or that you vote your shares by telephone or the Internet using the instructions on the enclosed proxy or voting instruction card (if those options are available to you).
      Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
      Thank you for your cooperation and continued support.

Very truly yours,	Very truly yours,

Charles J. Hamm	Alan H. Fishman
Chairman of the Board	President and Chief Executive Officer
      This proxy statement is dated [ •  ] and is first being mailed to stockholders on or about [ •  ].

Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [ •  ]

DATE AND TIME	[ • ], at [ • ], Eastern Time

PLACE	[ • ]

ITEMS OF BUSINESS	(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 24, 2005, among Sovereign Bancorp, Inc., Iceland Acquisition Corp. and Independence Community Bank Corp., as it may be amended from time to time, pursuant to which, upon the merger becoming effective, each outstanding share of common stock, par value $0.01 per share, of Independence (other than shares to be cancelled in accordance with the merger agreement) will be converted into the right to receive $42 in cash; and

(2) To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies for adoption of the merger agreement.

RECORD DATE	Stockholders of record at the close of business on [ • ] are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

APPRAISAL RIGHTS	Stockholders of Independence who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Chancery Court, if the merger is completed, but only if they submit a written demand for appraisal to Independence before the vote is taken on the merger agreement and comply with all applicable requirements of Delaware law. A summary of the applicable requirements of Delaware law is contained in the accompanying proxy statement under the caption “Rights of Appraisal.” In addition, the text of the applicable provisions of Delaware law are attached to the proxy statement as Annex D.

PROXY VOTING	It is important that your shares be represented and voted at the special meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Most stockholders can also vote their shares by telephone or over the Internet. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card or voting instruction card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

John K. Schnock
Corporate Secretary
[ •  ]

INDEPENDENCE COMMUNITY BANK CORP.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
       We are providing this proxy statement and accompanying proxy card or voting instruction card to you in connection with the solicitation by the board of directors of Independence Community Bank Corp. of proxies to be voted at a special meeting of stockholders and at any postponement or adjournment of the special meeting. In this proxy statement, “Independence,” “we,” “us,” and “our” refer to Independence Community Bank Corp.

Page

Effective Time and Closing	41
Treatment of Stock and Options	41
Exchange and Payment Procedures	42
Representations and Warranties	43
Conduct of Business Pending the Merger	45
Stockholders Meeting and Duty to Recommend	47
No Solicitation of Transactions	47
Employee Benefits	48
Investment Agreement	49
Additional Agreements	49
Agreement to Use Reasonable Best Efforts	50
Conditions to the Merger	50
Termination	50
Effect of Termination	51
Termination Fees	51
Amendment, Waiver and Extension of the Merger Agreement	53
Fees and Expenses	53
SUMMARY OF CERTAIN TERMS OF INVESTMENT AGREEMENT	53
Initial Investments by Banco Santander in Sovereign	53
Pre-Closing Covenants	53
Conditions to the Investment by Banco Santander	54
Termination	55
MARKET PRICE AND DIVIDENDS OF THE INDEPENDENCE COMMON STOCK	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
RIGHTS OF APPRAISAL	60
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	63
SUBMISSION OF STOCKHOLDER PROPOSALS	63
WHERE YOU CAN FIND ADDITIONAL INFORMATION	64

ANNEX A Agreement and Plan of Merger, dated as of October 24, 2005, among Sovereign Bancorp, Inc., Iceland Acquisition Corp. and Independence Community Bank Corp.
ANNEX B Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
ANNEX C Opinion of Lehman Brothers Inc.
ANNEX D Section 262 of the General Corporation Law of the State of Delaware

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What do I need to do now?

A:	After carefully reading this proxy statement, including its annexes, we urge you to respond by voting your shares through one of the following means:

• by mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided;

• via telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available); or

• via the Internet, at the address provided on each proxy card (if you are a registered stockholder) or voting instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available).

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares using the instructions provided by your broker. If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against the adoption of the merger agreement.

Q:	What if I don’t vote?

A:	If you fail to vote, it will have the same effect as a vote against the merger. If you submit your proxy but fail to indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger. If you submit your proxy and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy by mail, telephone or the Internet, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person; simply attending the special meeting will not cause your proxy to be revoked).

If you hold your shares in “street name” and you have instructed a broker, bank or nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you become entitled as a result of completion of the merger. Please do not send any stock certificates with your proxy.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Investor Relations at (718) 722-5400. You may also contact our proxy solicitation agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY
      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger; Consideration to be Received by Independence Stockholders (Page 41)
      Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, Iceland Acquisition Corp., which we refer to as “Merger Sub”, will merge with and into Independence, which will become a wholly-owned subsidiary of Sovereign Bancorp, Inc.
      If the merger is completed, you will receive $42 in cash, without interest, for each share of Independence common stock that you own.
Recommendation of Our Board of Directors (Page 19)
      After careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Independence and our stockholders and unanimously recommends that Independence’s stockholders vote “FOR” the adoption of the merger agreement.
Opinions of Our Financial Advisors (Page 20 and Annexes B and C)

Opinion of Merrill Lynch
      Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, delivered its opinion to the Independence board of directors that, as of the date of its opinion and based upon and subject to assumptions made, matters considered and qualifications set forth in the opinion, the merger consideration of $42 in cash per share to be received by our stockholders pursuant to the merger was fair, from a financial point of view, to those stockholders.
      The opinion of Merrill Lynch is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger agreement. The full text of the written opinion of Merrill Lynch, dated October 24, 2005, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety.

Opinion of Lehman Brothers
      Lehman Brothers Inc., which we refer to as Lehman Brothers, delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to certain matters stated in that opinion, from a financial point of view, the merger consideration of $42 in cash per share to be offered to our stockholders in the merger was fair to those stockholders.
      The opinion of Lehman Brothers is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger agreement. The full text of the written opinion of Lehman Brothers, dated October 24, 2005, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex C to this proxy statement. We recommend that you read the opinion carefully in its entirety.

Treatment of Stock Options (Page 42)
      The merger agreement provides that all outstanding stock options issued under our stock option and incentive plans, whether or not vested, will be cashed out and cancelled in connection with the completion of the merger, except that certain options granted following the date of the merger agreement will remain outstanding and unvested and will be assumed by Sovereign and converted into options for Sovereign common stock. Each option holder other than holders of the options to be assumed by Sovereign will receive an amount in cash, less required withholding taxes, equal to the excess, if any, of $42 over the exercise price per share of common stock subject to the option for each share subject to such option.
Treatment of Restricted Stock (Page 42)
      The merger agreement provides that each outstanding share of our restricted stock will become fully vested and free of restrictions at the effective time of the merger and will be converted into the right to receive $42 in cash, without interest and less applicable withholding taxes.
Interests of Our Directors and Executive Officers in the Merger (Page 31)
      Independence’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as Independence stockholders. These interests include rights of executive officers under change in control agreements with Independence, rights under equity compensation plans of Independence and rights to continued indemnification and insurance coverage by Sovereign after the merger for acts or omissions occurring before the merger.
      Alan H. Fishman, President and Chief Executive Officer of Independence, has entered into an employment agreement with Sovereign under which, effective as of the completion of the merger, Mr. Fishman will be employed by Sovereign and also will receive a lump sum payment equal to the cash severance amounts he would have received under his current change in control agreement if his employment had been terminated without cause by Independence after the merger. In addition, Independence intends to enter into employment agreements with three other executives of Independence that will become effective upon completion of the merger and supersede their current Independence change in control agreements. Under these new agreements, the executives will continue to be employed by Independence and also will receive a lump sum payment equal to the cash severance amounts they would have received under their current change in control agreements if their employment had been terminated without cause by Independence after the merger. The Independence board of directors was aware of these interests and considered them in its decision to approve the merger agreement. Our directors will be invited to join the New York divisional board of Sovereign Bank following the merger.
Material United States Federal Income Tax Consequences (Page 35)
      If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Independence common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.
Investment Agreement (Page 53)
      Independence and Sovereign estimate that the total amount of funds necessary to complete the merger and related transactions will be approximately $3.6 billion. Contemporaneously with the merger agreement, Sovereign entered into an investment agreement with Banco Santander Central Hispano, S.A., which we refer to as Banco Santander, which provides for Banco Santander to purchase approximately $2.4 billion of Sovereign’s common stock and, if necessary and if requested by Sovereign, up to an additional $1.2 billion of Sovereign non-voting preferred stock and other securities, the proceeds of which would be used by Sovereign to finance the merger. Banco Santander’s obligation to invest in Sovereign is subject to various conditions, including receipt of regulatory approvals from the Federal Reserve Board, the Superintendent of Banks of New York State and the Bank of Spain and concurrent closing of the Independence/ Sovereign merger. Following the initial announcement of the investment agreement, Sovereign and Banco Santander revised certain provisions of the investment agreement. On November 22, 2005, Sovereign announced that it has been advised by the staff of the New York Stock Exchange (which we refer to as the NYSE) that the initial issuance of shares to Banco Santander under the investment agreement as revised will not require approval of Sovereign’s shareholders under the NYSE rules.
      The closing of the merger is not conditioned on the closing of the transactions contemplated by the investment agreement.
Regulatory Approvals (Page 37)
      Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Office of Thrift Supervision and the Superintendent of Banks of New York State. Sovereign and Independence expect to complete the filing of all of the required applications and notices with regulatory authorities in the near future. Although neither Sovereign nor Independence knows of any reason why the necessary regulatory approvals will not be obtained in a timely manner, there can be no assurance that these approvals will be obtained in a timely manner or at all.
Procedure for Receiving Merger Consideration (Page 42)
      As soon as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and the other Independence stockholders. The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card or voting instruction card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.
No Solicitation of Transactions (Page 47)
      The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified business combination transactions involving Independence and our subsidiaries. However, our board of directors may respond to an unsolicited bona fide proposal from a third party for an alternative business combination transaction that our board concludes constitutes or is reasonably likely to result in a superior proposal (as defined in the merger agreement). In addition, we may terminate the merger agreement and enter into an agreement with respect to a superior proposal after satisfying the requirements of the merger agreement, including paying the termination fee referred to under “Termination Fees” below.
Conditions to Closing (Page 50)
      The respective obligations of Independence and Sovereign to complete the merger are conditioned upon the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the receipt of required regulatory approvals and the expiration of all statutory waiting periods; and

•	the absence of any law or order prohibiting or making illegal the completion of the merger.
      Each of Independence’s and Sovereign’s obligations to complete the merger is also subject to the satisfaction or waiver of several other conditions, including:

•	material performance by the other party of its covenants under the merger agreement; and

•	the accuracy of the other party’s representations and warranties, except to the extent the failure of such representations and warranties to be accurate would not have a material adverse effect.

Termination of the Merger Agreement (Page 50)
      Independence and Sovereign may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Independence have voted to adopt the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in other specified circumstances, including:

•	by either Sovereign or Independence if:

•	the merger is not completed by September 30, 2006 (other than because of a breach by the party seeking termination);

•	a governmental entity issues a final non-appealable order enjoining or prohibiting the merger;

•	a governmental entity that must grant a regulatory approval that is a condition to the merger denies the approval and the denial becomes final and non-appealable;

•	our stockholders fail to adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting; or

•	the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement not to complete the merger and the party seeking to terminate is not then in material breach of the merger agreement, and, in the case of Sovereign, is not then in material breach of the investment agreement, subject to the right of the breaching party to cure the breach within 30 days of written notice of the breach;

•	by Sovereign if:

•	Independence has materially breached its “non-solicitation” obligations described under “The Merger Agreement — No Solicitation of Transactions,” or our board of directors has failed to recommend the merger to our stockholders or withdrawn, modified or changed in a manner adverse to Sovereign its recommendation of the merger, or recommended an alternative transaction, or failed to call and hold a meeting of our stockholders to adopt the merger agreement;

•	a tender or exchange offer for 25% or more of the outstanding Independence common stock is commenced and our board of directors recommends that our stockholders tender their shares or fails to recommend that they reject the offer within 10 business days of the commencement of the offer; or

•	by Independence, prior to adoption of the merger agreement by our stockholders, in order to accept a superior proposal, if we comply with the provisions of the merger agreement relating to the termination, including by paying the termination fee described below.
Termination Fees (Page 51)
      In connection with the termination of the merger agreement in certain circumstances generally involving a competing acquisition proposal for Independence, we would be required to pay Sovereign a termination fee of up to $100 million.
      In addition, if the merger agreement is terminated in certain circumstances prior to Sovereign’s having issued securities to Banco Santander under the investment agreement, Sovereign may be obligated to pay Independence a termination fee of $100 million.

The Special Meeting

Time, Place and Date (Page 11)
      The special meeting will be held on [ •  ], starting at [ •  ], Eastern Time, at [ •  ].

Matters to be Considered (Page 11)
      You will be asked to consider and vote upon proposals for:

•	adoption of the merger agreement; and

•	adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page 11)
      You are entitled to vote at the special meeting if you owned shares of Independence common stock at the close of business on [ •  ], 2005, the record date for the special meeting. You will have one vote for each share of Independence common stock that you owned on the record date. As of the record date, there were [ •  ] shares of our common stock outstanding and entitled to vote.

Required Vote (Page 11)
      For us to complete the merger, stockholders holding at least a majority of our common stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the adoption of the merger agreement. A failure to vote your shares of common stock or an abstention will have the same effect as a vote against the merger.
The Parties to the Merger (Page 13)

Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201
(718) 722-5300
      Independence, a Delaware corporation, is the parent savings and loan holding company for Independence Community Bank, which was originally chartered in 1850. Independence became a public company in 1998. As of September 30, 2005, Independence Community Bank operated 123 banking offices located in the greater New York Metropolitan area, which includes the five boroughs of New York City, the New York counties of Nassau and Suffolk, and the New Jersey counties of Essex, Union, Bergen, Hudson, Middlesex, Monmouth and Ocean. At September 30, 2005, Independence had $18.5 billion in assets, deposits of $10.5 billion and $2.3 billion of total stockholders’ equity.

Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19102
(215) 557-4630
      Sovereign, a Pennsylvania business corporation, is the holding company for Sovereign Bank, a federal savings bank. At September 30, 2005, Sovereign and its subsidiaries had total consolidated assets of $62.9 billion, deposits of $37.3 billion and shareholders’ equity of $5.7 billion. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank’s primary business consists of attracting deposits from its network of approximately 650 community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in eastern Pennsylvania, New Jersey and New England.

Iceland Acquisition Corp.
c/o Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19102
(215) 557-4630
      Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Sovereign. Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
Market Price of Independence Stock (Page 56)
      Our common stock is quoted on the NASDAQ National Market System under the symbol “ICBC”. On October 21, 2005, which was the last trading day prior to published news reports regarding the possible acquisition of Independence, our common stock closed at $32.45 per share. On [ •  ] which was the last trading day before the date of this proxy statement, our common stock closed at $[ •  ] per share.
Rights of Appraisal (Page 60 and Annex D)
      Delaware law provides you with appraisal rights in the merger. This means that if you comply with the procedures for perfecting appraisal rights under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive a cash payment based on that valuation instead of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.
      To exercise your appraisal rights, you must deliver a written demand for appraisal to Independence before the vote on the merger agreement at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant provisions of the General Corporation Law of the State of Delaware is attached to this proxy statement as Annex D.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of Independence, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger — Opinions of Our Financial Advisors” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect management’s current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Independence. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

•	difficulties in obtaining required stockholder and regulatory approvals of the merger;

•	diversion of management time on merger-related issues;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	litigation or other adversarial proceedings relating to the merger or to Banco Santander’s proposed investment in Sovereign;

•	changes in general economic conditions or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of Independence or Sovereign;

•	difficulties related to the completion of the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.
      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independence or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independence undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING
Time and Place of the Special Meeting
      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [ •  ], starting at [ •  ], Eastern Time, at [ •  ] or at any postponement or adjournment of the special meeting. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [ •  ].
Matters to be Considered
      At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

•	adoption of the merger agreement; and

•	approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
Record Date and Quorum
      The holders of record of Independence common stock as of the close of business on [ •  ], the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [ •  ] shares of our common stock outstanding and entitled to vote.
      The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of common stock held in treasury by Independence or owned by any of our subsidiaries for their own account are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.
Required Vote
      Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the Independence common stock outstanding and entitled to vote on the record date. The affirmative vote of a majority of the shares of Independence common stock represented at the special meeting and entitled to vote is required to adjourn or postpone the meeting. Each outstanding share of Independence common stock on the record date entitles the holder to one vote at the special meeting.
      If your shares are held in “street name” by your broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of Independence common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement.
      As of [ •  ], the record date, the directors and current executive officers of Independence beneficially owned and were entitled to vote, in the aggregate, [ •  ] shares of our common stock, or approximately [ •  ]% of the shares of our common stock outstanding on the record date. We currently expect that the directors and current executive officers will vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting to solicit additional proxies.
Proxies; Revocation
      If you are a stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card or by such other method, your shares of Independence common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting to solicit additional proxies.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must do one of the following: advise our Corporate Secretary in writing prior to the voting of the proxy; submit, by telephone, the Internet or mail, a proxy dated after the date of the proxy you wish to revoke; or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.
      If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change these instructions.
      Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201
Attention: John Schnock
Corporate Secretary
      Independence does not expect that any matter other than the adoption of the merger agreement and adjournment, if necessary, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
Attending the Meeting
      If you hold your shares of Independence common stock in street name and you want to vote these shares in person at the Independence special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Participants in Independence’s Benefit Plans
      If you are a participant in the Independence Community Bank Corp. Employee Stock Ownership Plan, the Independence Community Bank Corp. 401(k) Savings Plan, the Independence Community Bank Corp. Recognition and Retention Plan and Trust Agreement or the Independence Community Bank Corp. 2002 Stock Incentive Plan, you will have received with this proxy statement voting instruction forms that reflect all shares you may vote under those plans. Under the terms of those plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Independence common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustee or administrator will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instruction is [ •  ].
Voting via the Internet or by Telephone
      Stockholders of record and many stockholders who hold their shares through a broker, bank or other nominee will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name”. If your shares are held in “street name,” you should check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.
      In addition to submitting the enclosed proxy card by mail, Independence stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at [ • ] and following the instructions; or

•	by telephone by calling the toll-free number [ • ] in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.
Solicitation of Proxies
      Independence will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Independence may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Independence will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Independence has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the special meeting and will pay MacKenzie Partners a fee of approximately $[ •  ], plus reimbursement of out-of-pocket expenses and other customary costs.
THE PARTIES TO THE MERGER
Independence Community Bank Corp.
      Independence is a Delaware corporation and the parent savings and loan holding company of Independence Community Bank, which is a full-service, community-oriented financial institution headquartered in Brooklyn, New York. Independence Community Bank’s principal business is gathering deposits from customers within its market area and investing those deposits along with borrowed funds primarily in multi-family residential mortgage loans, commercial real estate and business loans, lines of credit to mortgage bankers, single-family residential loans, consumer loans, mortgage related securities, investment securities and interest-bearing bank balances. Independence Community Bank also makes available other financial instruments, such as annuity products and mutual funds, through arrangements with a third party.
      Independence has sought to set itself apart from its many competitors by tailoring its products and services to meet the diverse needs of its customers, by emphasizing customer service and convenience and by being actively involved in community affairs in the neighborhoods and communities it serves. As of September 30, 2005, Independence Community Bank operated 123 banking offices located in the greater New York Metropolitan area, which includes the five boroughs of New York City, the New York counties of Nassau and Suffolk, and the New Jersey counties of Essex, Union, Bergen, Hudson, Middlesex,

Monmouth and Ocean. At September 30, 2005, Independence had $18.5 billion in assets, deposits of $10.5 billion and $2.3 billion of total stockholders’ equity.
      Independence Community Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. Independence Community Bank is subject to examination and regulation by the FDIC, which is Independence Community Bank’s primary federal regulator, and the New York State Banking Department, which is Independence Community Bank’s chartering authority and its primary state regulator. Independence Community Bank also is subject to reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank (“FHLB”) of New York, which is one of the 12 regional banks comprising the FHLB system. Independence is subject to examination and regulation by the Office of Thrift Supervision (“OTS”) as a registered savings and loan holding company.
      Independence is incorporated in the state of Delaware with its principal executive offices at 195 Montague Street, Brooklyn, New York 11201 and its telephone number is (718) 722-5300.
      For more information on Independence, see “Where You Can Find Additional Information” on page 64.
Sovereign Bancorp, Inc.
      Sovereign is a Pennsylvania corporation and the parent savings and loan holding company of Sovereign Bank, a $60 billion financial institution with approximately 650 community banking offices, over 1,000 ATMs and about 10,000 team members as of September 30, 2005, in Pennsylvania, New Jersey, Connecticut, New Hampshire, New York, Rhode Island, Delaware and Massachusetts. At September 30, 2005, Sovereign and its subsidiaries had total consolidated assets of $62.9 billion, deposits of $37.3 billion and shareholders’ equity of $5.7 billion. Sovereign’s primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, residential mortgage loans, home equity lines of credit and auto and other consumer loans in the communities served by those offices. Sovereign also purchases portfolios of residential mortgage loans and other consumer loans originated throughout the United States.
      Sovereign Bank was created in 1984 under the name Penn Savings Bank, F.S.B. through the merger of two financial institutions with market areas primarily in Berks and Lancaster counties, Pennsylvania. Sovereign Bank assumed its current name on December 31, 1991. Sovereign was incorporated in 1987. Sovereign has acquired 26 financial institutions, branch networks and related businesses since 1990. Seventeen of these acquisitions, with assets totaling approximately $32 billion, have been completed since 1995, including its recent acquisitions of First Essex Bancorp, Inc., Seacoast Financial Services Corp. and Waypoint Financial Corp.
      Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania and its telephone number is (215) 557-4630. Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania.
Iceland Acquisition Corp.
      Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Sovereign. Merger Sub’s principal executive offices are located at c/o Sovereign Bancorp, Inc., 1500 Market Street, Philadelphia, Pennsylvania and its telephone number is (215) 557-4630. Merger Sub was organized solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into Independence. Independence will survive the merger as a wholly owned subsidiary of Sovereign and Merger Sub will cease to exist at the effective time of the merger.

THE MERGER
Background of the Merger
      The Independence board of directors has periodically discussed and reviewed with management the business, strategic direction, performance and prospects of Independence in the context of the current and prospective business environment for financial services companies. The Independence board of directors has also at times discussed with management and its financial and legal advisors various potential strategic options, including strategies to grow Independence’s business through targeted acquisitions of other financial institutions as well as the possibility of effecting a merger or other business combination with a larger or similarly-sized financial institution. In this regard, the management of Independence has from time to time communicated informally with representatives of other financial institutions, including Sovereign, regarding industry trends and issues, their respective companies’ strategic directions and the potential benefits and issues arising from business combinations or other strategic transactions. These discussions included a series of discussions held by Independence and its financial advisors in the fall of 2004 with a selected group of financial institutions, which discussions did not result in any firm proposals for a transaction at a price level that Independence’s board or management considered sufficiently attractive for stockholders.
      From time to time thereafter, management of Independence communicated informally with other financial institutions, including Sovereign, concerning various strategic matters and the possible benefits that might be derived from a business combination transaction, but none of those discussions progressed beyond the initial discussions or resulted in any business combination proposals from those institutions. In addition, from time to time during late 2004 and 2005 management and the board of Independence evaluated opportunities for Independence to acquire smaller financial institutions but concluded that the available opportunities would not enhance stockholder value. These developments, as well as continuing trends in the financial services industry and the strategic alternatives available to Independence, were discussed by Independence’s board on a regular basis over this period.
      In September 2005, Jay S. Sidhu, Chairman, President and Chief Executive Officer of Sovereign Bancorp, met with Alan H. Fishman, President and Chief Executive Officer of Independence. Mr. Sidhu indicated that Sovereign was then engaged in preliminary discussions with undisclosed non-U.S. financial institutions regarding a possible minority investment in Sovereign at a premium to current market prices and that the proceeds from this investment could provide Sovereign with funds that would facilitate a strategic acquisition. Mr. Sidhu indicated to Mr. Fishman that Independence could represent a meaningful and strategically attractive acquisition for Sovereign, particularly because it would provide Sovereign with an entry into the New York market and connect Sovereign’s mid-Atlantic and New England franchises, and that the premium pricing of any such minority investment would enable Sovereign to pay an attractive price for Independence while still being accretive to Sovereign. Mr. Sidhu requested the opportunity to continue to meet with Mr. Fishman to discuss the potential for such a transaction involving Independence if he could make progress with a non-U.S. financial institution.
      The board of directors of Independence held a regular meeting on September 23, 2005, during which Mr. Fishman informed the board in executive session that Mr. Sidhu had approached Independence concerning a possible cash merger transaction. Mr. Fishman outlined for the board the structure of the possible transaction described by Mr. Sidhu.
      On October 1, 2005, Independence and Sovereign executed a confidentiality agreement and Messrs. Sidhu and Fishman, as well as another member of senior management of Independence, held a meeting. At this time, Mr. Sidhu provided Mr. Fishman with an overview of a proposed investment in Sovereign by Banco Santander and the proposed acquisition of Independence by Sovereign. Sovereign’s proposed terms for the transaction with Independence contemplated a $40 per share price in cash for Independence’s common stock. Mr. Sidhu described the status of discussions between Sovereign and Banco Santander and discussed with Mr. Fishman Sovereign’s desire to commence a due diligence investigation of Independence’s business and operations. Mr. Fishman agreed that a transaction between the two companies could offer benefits to the stockholders of both parties. However, Mr. Fishman indicated that Independence’s management would not be willing to recommend to the board a transaction that did not represent a substantial market premium to Independence’s stockholders, and that the premium represented by the $40 per share price was not a premium he was prepared to recommend. Mr. Fishman also indicated that, given the possible disruption to Independence’s business that could result from merger negotiations and the due diligence process envisioned by Sovereign, Independence would be willing to provide only limited access for Sovereign’s due diligence investigation until such time as the terms of Banco Santander’s investment had been substantially agreed. Finally, Mr. Fishman emphasized that Independence’s interest in pursuing a transaction with Sovereign would depend upon the extent to which Banco Santander was firmly committed to the proposed investment in Sovereign.
      Over the course of the next three weeks, members of senior management of Sovereign and Banco Santander, as well as their respective financial and legal advisors, provided Independence with periodic updates on the discussions and negotiations between Banco Santander and Sovereign. Sovereign’s management and advisors held discussions with Independence and its legal and financial advisors concerning the structure and financial aspects of the proposed Sovereign/ Independence merger, as well as various due diligence matters relating to the business of Independence. During this time, Mr. Sidhu also informed Mr. Fishman that Sovereign was preliminarily willing to pursue a transaction in which stockholders of Independence would receive $42 per share in cash, subject to completion of Sovereign’s due diligence investigation and negotiation of definitive documentation, among other things. Mr. Fishman briefed each of the Independence directors individually on the potential transaction with Sovereign and discussed their views on such a transaction.
      On October 11, 2005, a special meeting of the board of directors of Independence was held to discuss the proposal received from Sovereign. At that meeting, Mr. Fishman and representatives of Merrill Lynch made presentations to the board of directors regarding the proposed terms of the transaction and, together with Simpson Thacher & Bartlett LLP, Independence’s legal advisors, discussed with the board the potential benefits and risks of the proposed transaction as well as other strategic alternatives that might be available to Independence. In this connection, management also reviewed with the board the discussions with other business combination partners that had occurred during the past year. Mr. Fishman also reported to the board that Sovereign had expressed a desire to retain the key executives of Independence, including Mr. Fishman, after the merger to manage the New York Metro area operations of Sovereign and that Mr. Fishman would be discussing possible employment terms with Sovereign. Simpson Thacher & Bartlett LLP reviewed with the directors their fiduciary duties under Delaware law. Senior management and Independence’s financial and legal advisors responded to questions from directors. The directors discussed whether Independence should engage in further discussions with Sovereign and whether Independence should actively solicit third parties with respect to a possible alternative business combination. After further discussion, the directors determined that further discussions with Sovereign might lead to a transaction on terms favorable to Independence’s stockholders, and accordingly authorized management of Independence to continue discussions with Sovereign regarding a potential merger transaction. The board also determined that public disclosure of a potential transaction without a high degree of confidence that a transaction would be consummated would not be in the best interest of Independence or its stockholders. Accordingly, the board also authorized Independence’s management and financial advisors to initiate discussions solely on a confidential basis with one or more third parties regarding a possible business combination with Independence if they determined that those parties were likely to have the interest and ability to make an acquisition proposal at or above the price offered by Sovereign.
      During the week of October 17, Sovereign and Independence and their legal and financial advisors commenced negotiation of the definitive legal documentation for the proposed merger. In addition, Independence and its financial and legal advisors discussed with Sovereign provisions of the draft investment agreement with Banco Santander that Independence believed might affect Independence’s proposed transaction with Sovereign. Also during this time, based on progress made in the discussions between Sovereign and Banco Santander, Independence authorized Sovereign to begin a broader due diligence review of Independence’s business and operations.

      A special meeting of the Independence board of directors was held on October 21, 2005. At this meeting, the board and senior management of Independence reviewed and discussed the status of negotiations regarding the terms of the proposed merger and the investment agreement between Sovereign and Banco Santander, as well as the status of Sovereign’s due diligence investigation of Independence. In addition, Simpson Thacher & Bartlett LLP reviewed with the directors their fiduciary duties in connection with a possible merger transaction with Sovereign and answered questions from directors regarding those duties and various other legal matters. Merrill Lynch presented financial information to the board regarding the potential merger and Independence on a stand-alone basis, and responded to questions by board members. Merrill Lynch also reported to the board that, pursuant to the board’s authorization at the prior meeting, it had contacted another financial institution to determine whether that institution was interested in pursuing a business combination with Independence at that time. Merrill Lynch reported that the institution (which had been selected in consultation with Independence’s management based on the institution’s ability to acquire Independence and its likely level of interest based on an assessment of prior discussions with the institution and current market conditions) had after some consideration informed Merrill Lynch that it was unlikely to be able to make an offer at that time at a price level comparable to the price offered by Sovereign in its proposal.
      Following the October 21 Independence board meeting, negotiations among the parties and their respective counsel regarding the proposed merger agreement and investment agreement continued, and the parties and their respective financial advisors met to continue and complete their due diligence investigations in connection with the proposed transaction.
      During the evening of October 23, 2005, the Independence board held a special meeting to consider the proposed merger transaction. The meeting was also attended by members of Independence’s senior management and its financial and legal advisors. At this meeting, senior management reviewed for the board the progress of the parties regarding negotiation of the terms of the merger transaction and related strategic considerations as well as the proposed investment in Sovereign by Banco Santander. Independence’s legal advisors reviewed the terms of the proposed definitive merger agreement, the investment agreement and employment arrangements for members of Independence’s senior management. Legal counsel also responded to questions from directors. Each of Merrill Lynch and Lehman Brothers presented a summary of its financial analyses of the proposed merger, responded to questions from directors and, at the conclusion of its presentation, rendered its oral opinion, subsequently confirmed in writing, as to the fairness, from a financial point of view, of the consideration to be received by Independence’s stockholders in the proposed merger. Following further review and discussion, at the conclusion of the meeting, the Independence board voted unanimously to approve the merger and merger agreement with Sovereign, resolved to recommend that its stockholders vote to adopt the merger agreement, and authorized management of Independence to execute and deliver the merger agreement following such time as the investment agreement between Sovereign and Banco Santander had been executed and delivered by those parties.
      At a meeting in the early morning of October 24, 2005, the Sovereign board of directors unanimously approved the merger agreement and the investment agreement, subject to management of Sovereign and Banco Santander finalizing certain terms of the investment agreement still under negotiation by the parties. In the afternoon of October 24, 2005, Sovereign and Banco Santander finalized and executed the investment agreement and, thereafter, Independence and Sovereign executed the merger agreement.
      The parties each announced the transactions via press releases in the afternoon of October 24, 2005.
Reasons for the Merger
      In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that our stockholders vote to adopt the merger agreement, the Independence board of directors consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•	the current and historical market prices of our common stock, and the fact that the $42 per share to be paid for each share of our common stock in the merger represents a substantial premium to the market price of Independence’s common stock, including a premium of 31% to the average closing price for the one-week period ended October 21, 2005, and a premium of 26% to the average closing price for the month ended October 21, 2005;

•	the possible alternatives to the proposed merger, including continuing to operate Independence on a stand-alone basis or seeking to grow through acquisitions, the risks associated with such alternatives and the board’s belief that the merger will maximize stockholder value and is more favorable to our stockholders than any other alternative reasonably available to Independence;

•	the industry trends and challenges affecting Independence, including the increasing importance of scale and scope, the need to improve lending capacity for key clients, potential challenges to earnings growth in the current economic and interest rate environment and increasing competitive challenges from continuing industry consolidation;

•	the process through which Independence, with the assistance of its financial advisors, engaged in or sought to engage in discussions over an extended period of time with institutions deemed to be the most likely candidates to pursue a business combination with or acquisition of Independence;

•	the determination that the likelihood of a superior offer from a potential purchaser not previously identified and contacted was insufficient to justify seeking additional proposals and risking the loss of the proposed transaction with Sovereign;

•	the fact that the merger consideration is all cash, so that the transaction will allow our stockholders to immediately realize a fair value, in cash, for their investment and will provide those stockholders with certainty of value for their shares;

•	the presentations of each of Merrill Lynch and Lehman Brothers, including their opinions that, as of the date of the applicable opinion and based upon and subject to the factors and assumptions set forth in the applicable opinion, the consideration to be received by the holders of Independence common stock in the proposed merger is fair, from a financial point of view, to those holders (see “The Merger — Opinions of Our Financial Advisors” and Annexes B and C to this proxy statement);

•	the terms of the merger agreement, including:

•	the limited number and nature of the conditions to Sovereign’s obligation to complete the merger, including that for purposes of the merger agreement a “material adverse effect” on Independence does not include circumstances resulting from changes in general economic or industry conditions;

•	the provisions of the merger agreement that allow Independence, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding a business combination;

•	the provisions of the merger agreement that provide the board of directors with the ability to terminate the merger agreement in order to accept a superior proposal (subject to negotiating with Sovereign and paying Sovereign a $100 million termination fee);

•	the obligation of Sovereign to pay Independence a $100 million termination fee under certain circumstances in which Sovereign has not received the proceeds of the investment from Banco Santander;

•	the absence of a financing condition to Sovereign’s obligation to complete the merger;

•	the terms of the investment agreement between Sovereign and Banco Santander, including the limited number and nature of the conditions to Banco Santander’s obligation to purchase $2.4 billion of Sovereign’s common stock and Banco Santander’s obligation to purchase up to an additional $1.2 billion of Sovereign equity and debt securities in connection with the Sovereign/ Independence merger if so requested by Sovereign, which together provided Sovereign with financing commitments sufficient to pay the merger consideration in full; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows those holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Rights of Appraisal” and Annex D).
      The board of directors also considered the following factors, among others:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that if the investment proceeds from Banco Santander are not obtained, Sovereign would need to obtain equity and debt financing from other sources in order to be able to complete the merger;

•	the interests of Independence’s executive officers and directors in the merger (see “Interests of Our Directors and Executive Officers in the Merger”);

•	the fact that our stockholders will not participate in any future earnings or growth of Independence and will not benefit from any appreciation in value of Independence following the merger;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that Independence pay a $100 million termination fee in order to accept a superior acquisition proposal, which restrictions the board concluded were reasonable in light of the benefits of the merger;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.
After taking into account all of the factors set forth above, as well as others, the board of directors determined that the potential benefits of the merger outweigh the potential risks and that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair and in the best interests of Independence and its stockholders. The board of directors has unanimously approved the merger agreement and the merger and recommends that you vote to adopt the merger agreement at the special meeting. The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered but, with the assistance of its advisors, conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.
Recommendation of Our Board of Directors
      After careful consideration, our board of directors, by unanimous vote:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Independence and its stockholders;

•	has approved the merger agreement; and

•	recommends that Independence’s stockholders vote “FOR” the adoption of the merger agreement.

Opinions of Our Financial Advisors

Opinion of Merrill Lynch
      Independence retained Merrill Lynch to act as its financial advisor in connection with the merger and to render an opinion as to whether the consideration to be paid to the holders of Independence common stock is fair, from the financial point of view, to such stockholders.
      At the meeting of Independence’s board of directors on October 23, 2005, Merrill Lynch rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of Independence common stock pursuant to the merger was fair, from a financial point of view, to such stockholders.
      The full text of the written opinion of Merrill Lynch, dated October 24, 2005, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated in this document by reference. The summary of Merrill Lynch’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Independence stockholders are urged to, and should, read Merrill Lynch’s opinion carefully and in its entirety. Merrill Lynch’s opinion was delivered to the Independence board of directors for the use and benefit of the Independence board of directors and is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of Independence common stock in the merger. Merrill Lynch was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Independence and Sovereign. The opinion does not address the merits of the underlying decision by Independence to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how the stockholder should vote with respect to the merger or any other matter. In addition, the board of directors of Independence did not ask Merrill Lynch to address, and Merrill Lynch’s opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Independence other than the holders of Independence common stock.
      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Independence that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Independence furnished to it by Independence;

•	conducted discussions with members of senior management and representatives of Independence concerning the matters described above;

•	reviewed the market prices and valuation multiples for shares of Independence common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	reviewed the results of operations of Independence and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other mergers that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Independence and Sovereign and their financial and legal advisors;

•	reviewed a draft dated October 23, 2005 of the merger agreement; and

•	reviewed a draft dated October 23, 2005 of the investment agreement between Santander and Sovereign relating to Santander’s proposed investment in Sovereign.

      In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, or that was discussed with or reviewed by or for Merrill Lynch, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Independence, and Merrill Lynch was not furnished with any such evaluation or appraisal. Merrill Lynch did not evaluate the solvency or fair value of Independence under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct, and Merrill Lynch did not conduct, any physical inspection of the properties or facilities of Independence. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Independence, Merrill Lynch assumed that all such information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Independence as to the future financial and operating performance of Independence.
      Merrill Lynch’s opinion was based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.
      The Independence board of directors selected Merrill Lynch as its financial advisor because of its reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Independence and its business. As part of its investment banking and financial advisory business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Merrill Lynch is acting as financial advisor to Independence in connection with the merger and will receive a fee from Independence, a significant portion of which is contingent upon the consummation of the merger. Merrill Lynch received $2 million from Independence upon the announcement of the merger agreement and will receive $19 million upon consummation of the merger. Independence also agreed to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement and to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees of its legal counsel.
      Merrill Lynch has, in the past, provided financial advisory and financing services to Independence, Sovereign and Santander and may continue to do so. Merrill Lynch has received, and may receive, fees for the rendering of these services. Merrill Lynch has also provided financial advisory services to Santander in conjunction with its investment in Sovereign but has not received a fee, and will not receive a fee, for rendering these services.
      In the ordinary course of its business, Merrill Lynch and its affiliates may, for their own account and the accounts of their respective customers, actively trade the debt and equity securities of Sovereign, Independence, Santander and, accordingly, may at any time hold long or short positions in these securities.

Financial Analyses of Merrill Lynch
      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch and Independence. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Merrill Lynch’s analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. Merrill Lynch’s opinion was among a number of factors taken into consideration by Independence’s board of directors in making its determination to approve the merger agreement. In addition, Independence’s board of directors did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of Independence’s board of directors or management with respect to the fairness of the consideration to be paid pursuant to the merger.
      At the October 23, 2005 meeting of Independence’s board of directors, Merrill Lynch made a presentation of certain financial analyses of the merger. Merrill Lynch performed each of the financial analyses summarized below. The summary below does not purport to be a complete description of the analyses performed by Merrill Lynch and underlying its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.
      In arriving at its opinion, Merrill Lynch considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor that it considered. The financial analyses summarized below include information presented in tabular format. Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Selected Comparable Transactions Analysis
      For the merger, Merrill Lynch calculated:

•	the multiples of the transaction value per share to both Independence’s book value per share and tangible book value per share at September 30, 2005;

•	the multiples of the transaction value per share to both Independence’s earnings per share for the twelve months ending September 30, 2005 and Independence’s estimated earnings per share (based on consensus Thomson One Analytics earnings estimates) for the next twelve months beginning October 1, 2005;

•	the tangible premium (defined as the transaction value less Independence’s tangible book value at September 30, 2005) to each of Independence’s total deposits, core deposits and non-CD deposits at September 30, 2005; and

•	the premium per share of the transaction value compared to Independence’s closing price per share of common stock on October 21, 2005, the last business day preceding the announcement of the merger, and one week preceding the announcement of the merger.
      Thomson One Analytics is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.
      Using publicly available financial information, including company investor presentations and information obtained from SNL Financial, Merrill Lynch selected and examined eight transactions in the thrift industry that have been announced since January 1, 2000 and were valued at greater than $1 billion. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers. Of the selected comparable transactions, four involved companies in the New York Metro area and four involved companies outside of the New York Metro area.

      The following transactions were reviewed by Merrill Lynch:
New York Metro Thrift Deals

Acquiror	Target

North Fork Bancorporation, Inc.	GreenPoint Financial Corp.
Washington Mutual, Inc.	Dime Bancorp, Inc.
New York Community Bancorp, Inc.	Roslyn Bancorp, Inc.
Independence Community Bank Corp.	Staten Island Bancorp, Inc.
Non-New York Metro Thrift Deals

Acquiror	Target

Citigroup Inc.	Golden State Bancorp Inc.
Washington Mutual, Inc.	Bank United Corporation
BNP Paribas Group	Commercial Federal Corporation
Sovereign Bancorp, Inc.	Seacoast Financial Services Corporation
      Merrill Lynch considered these selected transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and judgments concerning differences in the selected transactions and other factors that could affect the premiums paid in such comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using the selected comparable transaction data.
      For each of the selected comparable transactions, Merrill Lynch calculated:

•	the multiples of the implied transaction value per share to both the book value per share and the tangible book value per share using the target company’s most recent financial reports at the time of announcement of the comparable transaction;

•	the multiples of the implied transaction value per share to both the last twelve months earnings per share and the next twelve month earnings estimates per share at the time of announcement of the comparable transaction;

•	the tangible premium (defined as the implied transaction value less tangible book value) to each of the total deposits, core deposits and non-CD deposits of the target company in the comparable transaction; and

•	the premium per share paid by the acquiror compared to the share price of the target company prevailing one day prior to and one week prior to the announcement of the comparable transaction.

      The mean and median values of these premiums and multiples for the selected comparable transactions were then compared to those calculated for the merger. The following table compares the foregoing calculations for the merger and the mean of the foregoing calculations for the selected comparable transactions.

			Comparable Merger and
			Acquisition Transactions

			New York
	Sovereign/		Metro		Nationwide
	Independence		Mean		Mean

Implied Transaction Value as a Multiple of:
Book Value	1.52	x	2.80	x	2.38	x
Tangible Book Value	3.46	x	3.59	x	3.08	x
Last Twelve Months EPS	15.11	x	14.19	x	15.64	x
Next Twelve Months EPS	16.28	x	13.19	x	14.18	x
Tangible Premium as a Percentage of:
Total Deposits	24.7%		26.7%		21.4%
Core Deposits	27.9%		32.8%		25.9%
Non-CD Deposits	36.0%		45.2%		35.9%
Implied Transaction Value as a Premium to:
Closing Price — One Day Prior to Announcement	29.4%		6.6%		10.9%
Closing Price — One Week Prior to Announcement	30.8%		8.8%		15.2%

Discounted Dividend Analysis
      Merrill Lynch performed a discounted dividend analysis to estimate a range of the present values per share of Independence common stock, assuming consensus earnings per share estimates (based on consensus Thomson One Analytics) for Independence of $2.67 for 2005 and $2.68 for 2006. After 2006, earnings per share were estimated to increase annually at 10% (based on consensus Thomson One Analytics) for Independence. The cash flows were modeled assuming that Independence continues to operate as an independent entity. The valuation range was determined by adding (i) the present value of Independence’s earnings available for dividends, net of earnings necessary to maintain a tangible common equity to tangible assets ratio of 5.50%, through December 31, 2010 and (ii) the present value of the “terminal value” of Independence common stock. In calculating the terminal value of Independence common stock, Merrill Lynch applied multiples ranging from 10.0x to 12.0x to 2011 forecasted cash earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 11.0% to 13.0%, which are rates Merrill Lynch viewed as the appropriate range for a company with Independence’s risk characteristics.
      Based on the above assumptions, Merrill Lynch determined that the present value of the Independence common stock ranged from $28.95 to $36.25.

Selected Comparable Companies Analysis
      Merrill Lynch analyzed the public market statistics of certain comparable publicly traded companies and examined various trading statistics and information. In choosing companies comparable to Independence to analyze, Merrill Lynch selected banks and thrifts with operations in and around the New York Metro area. The banks and thrifts included: Washington Mutual, Inc., North Fork Bancorporation, Inc., Sovereign Bancorp, Inc., TD Banknorth Inc., New York Community Bancorp, Inc., Astoria Financial Corp., Valley National Bancorp and Webster Financial Corporation.
      Merrill Lynch selected these companies because their businesses and operating profiles are reasonably similar to those of Independence. None of the comparable companies identified above is identical to Independence. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies. Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using the selected comparable companies data.
      As part of its analysis, Merrill Lynch examined public market data, including the following market statistics for each of the selected comparable companies:

•	the multiple of market price per share to estimated 2005 earnings per share;

•	the multiple of market price per share to estimated 2006 earnings per share;

•	the multiple of market price per share to book value per share and tangible book value per share; and

•	the dividend yield.
      In addition, Merrill Lynch also compared certain balance sheet ratios of Independence at September 30, 2005, certain profitability ratios of Independence for the quarter ended September 30, 2005 and certain credit quality ratios of Independence at and for the quarter ended September 30, 2005, to the mean and median of those ratios for the selected comparable companies. The estimated 2005 and 2006 earnings per share for the selected comparable companies were obtained from Thomson One Analytics, and the remaining information was obtained from publicly available financial information at or for the quarter ended June 30, 2005 or September 30, 2005 (the most recent available) and SNL Financial. The stock price data used for this analysis was the closing price for the selected companies on October 21, 2005.
      This analysis yielded the following results:

			Comparable
			Companies
	Independence		Median

Balance Sheet
Loans/ Deposits	117%		107%
Borrowings/ Deposits plus Borrowings	34		30
Tangible Equity/ Tangible Assets	5.76		5.36
Profitability
Return on Average Assets	1.19%		1.19%
Return on Average Equity	9.49		12.06
Return on Average Tangible Equity	21.87		25.06
Efficiency Ratio	46		50
Net Interest Margin	3.12		3.15
Non-Interest Income/ Revenue	20		30
Credit Quality
Nonperforming Assets/ Assets	0.23%		0.22%
Nonperforming Loans/ Loans	0.27		0.32
Reserves/ Nonperforming Loans	244		261
Trading Statistics
Market Price/2005E EPS	12.15	x	12.28	x
Market Price/2006E EPS	12.11		11.48
Market Price/2005E Cash EPS	11.75		11.88
Market Price/2006E Cash EPS	11.71		11.13
Market Price/ Book Value	1.18		1.46
Market Price/ Tangible Book Value	2.68		3.25
Dividend Yield	3.33		3.32

Opinion of Lehman Brothers
      Independence Community engaged Lehman Brothers to act as its financial advisor in connection with the merger and to render its opinion with respect to the fairness, from a financial point of view, to Independence’s stockholders of the consideration to be offered to those stockholders in the merger. On October 23, 2005, Lehman Brothers rendered its oral opinion to the Independence board of directors that as of that date, and based upon and subject to certain matters stated in that opinion, from a financial point of view, the consideration to be offered to Independence Community’s stockholders in the merger was fair to those stockholders. Lehman Brothers subsequently confirmed the oral opinion by delivery of its written opinion dated October 24, 2005.
      The full text of Lehman Brothers’ opinion is attached as Appendix C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.
      The Lehman Brothers opinion was provided for the information and assistance of the Independence board of directors in connection with its consideration of the merger. The Lehman Brothers opinion does not address any other aspect of the transaction and is not intended to be and does not constitute a recommendation to any stockholder of Independence as to how any stockholder should vote with respect to the merger or any related matter. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, Independence’s underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger or the funds to be received by Sovereign from Banco Santander to finance a portion of the transaction, nor does the Lehman Brothers opinion address the relative merits of the merger with Sovereign compared to any other business strategies or alternatives that might be available to Independence Community.
      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed merger;

•	the investment agreement between Sovereign and Banco Santander and the specific terms of the proposed funding to be received by Sovereign from Banco Santander to finance a portion of the transaction;

•	publicly available information concerning Independence that Lehman Brothers believed to be relevant to its analysis, including Independence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, and Independence’s earnings press release for the quarter ended September 30, 2005;

•	financial and operating information with respect to the business, operations and prospects of Independence furnished to Lehman Brothers by Independence, including financial projections of Independence prepared by management of Independence;

•	the trading history of Independence’s common stock from October 16, 2000 to October 21, 2005 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Independence with those of other companies that Lehman Brothers deemed relevant,

•	a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•	the results of Lehman Brothers’ efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Independence.

      In addition, Lehman Brothers had discussions with the management of Independence concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate. The material studies and analyses undertaken by Lehman Brothers are described below under “October 23, 2005 Presentation to the Independence Board of Directors by Lehman Brothers.”
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of that information. Lehman Brothers further relied upon the assurances of management of Independence that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. In arriving at its opinion, upon advice of Independence, Lehman Brothers assumed that the financial projections of Independence provided by the management of Independence were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Independence as to the future financial performance of Independence and that Independence would perform substantially in accordance with those projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Independence and did not make or obtain any evaluations or appraisals of the assets or liabilities of Independence. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Brothers opinion.

October 23, 2005 Presentation to the Independence Board of Directors by Lehman Brothers
      At the October 23, 2005 meeting of the Independence board of directors, Lehman Brothers made a presentation of certain financial analyses of the proposed merger.
      The following is a summary of the material valuation, financial and comparative analyses in the presentation that was delivered to the Independence board of directors by Lehman Brothers.
      Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Lehman Brothers, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analysis performed by Lehman Brothers.

Transaction Pricing Multiples and Comparable Transactions Analysis
      Lehman Brothers noted the transaction value to Independence stockholders of $42 per share of Independence common stock as a premium to Independence’s closing price per share of common stock on October 14, 2005 (one week prior to the last trading day preceding the Independence Board meeting on October 23, 2005).
      Lehman Brothers also calculated the transaction value as a multiple of Independence’s book value and tangible book value at September 30, 2005 and as a multiple of Independence’s estimated earnings for 2005 (based on estimates provided to Lehman Brothers by the management of Independence). Lehman Brothers also calculated the implied premium to core deposits (total deposits minus all time deposits), based on the difference between the transaction value and tangible book value, divided by core deposits.
      Lehman Brothers compared the foregoing calculations to similar calculations for selected transactions valued between $1 billion and $11 billion and announced since January 1, 2002, where the target was a thrift or a company with a historical thrift charter. The following transactions were reviewed by

Lehman Brothers (in each case, the first named company was the acquirer and the second named company was the acquired company):

•	BNP Paribas/Commercial Federal Corporation;

•	Royal Bank of Scotland/ Charter One Financial;

•	North Fork Bancorporation, Inc./ GreenPoint Financial Corp.;

•	Sovereign Bancorp, Inc./ Seacoast Financial Services Corporation;

•	Independence Community Bank Corp./Staten Island Bancorp, Inc.;

•	New York Community Bancorp/ Roslyn Bancorp, Inc.; and

•	Citigroup Inc./ Golden State Bancorp, Inc.
      Lehman Brothers considered these selected merger transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected merger transactions and other factors that could affect the premiums paid in those comparable transactions to which the merger is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.
      For the selected merger transactions listed above, Lehman Brothers used publicly available financial information, including information obtained from the online databases of SNL Financial. Lehman Brothers used this financial information to determine:

•	the multiples of the transaction price per share to the mean current-year I/B/E/S consensus earnings estimates per share at the time of announcement;

•	the multiple of the transaction price per share to the book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions;

•	the multiple of the transaction price per share to the tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions;

•	the implied premium to total core deposits; and

•	the premiums per share paid by the acquirer compared to the share price of the target company prevailing one week prior to the announcement of those transactions.

	Premiums and
	Multiples to
	Independence
	Community		Median
	Implied by the		Comparable
	Merger		Transactions

Implied Transaction Value as a Multiple of:
Current Year EPS Estimate	15.8	x	15.2	x
Book Value	1.52	x	2.35	x
Tangible Book Value	3.46	x	2.90	x
Implied Core Deposit Premium	36.1%		37.4%
Implied Transaction Value as a Premium to:
Closing Price — One Week Prior to Announcement	31.1%		20.6%
This analysis suggested an implied value range of approximately $39 to $45 per share of Independence common stock.

Comparable Companies Analysis for Independence
      Lehman Brothers analyzed the public market statistics of certain comparable companies to Independence and examined various trading statistics and information relating to those companies. As part of this comparable companies analysis, Lehman Brothers examined market multiples and premium data for each company including:

•	the multiple of market price per share to median estimated 2005 earnings per share;

•	the multiple of market price per share to median estimated 2006 earnings per share;

•	the multiple of market price per share to book value per share;

•	the multiple of market price per share to tangible book value per share; and

•	the premium of tangible book value to core deposits, based on the difference between the current market capitalization and tangible book value, divided by core deposits.
      The estimated 2005 and 2006 earnings per share for Independence were obtained from Independence management and the estimated 2005 and 2006 earnings per share for the comparable companies were obtained from I/B/E/S. The remaining information was obtained from publicly available financial information for the quarter ended September 30, 2005. The stock price data used for this analysis was the closing price for the selected companies on October 21, 2005.
      Lehman Brothers selected the companies below because their businesses and operating profiles are reasonably similar to those of Independence. No comparable company identified below is identical to Independence. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of those comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.
      In choosing comparable companies to analyze, Lehman Brothers selected the following comparable companies:

•	North Fork Bancorporation, Inc.;

•	New York Community Bancorp, Inc.;

•	Astoria Financial Corporation;

•	Webster Financial Corporation;

•	Fulton Financial Corporation; and

•	Valley National Bancorp.
      The following table summarizes the results from the comparable companies analysis:

	Independence
	Community		Peers(1)

October 21, 2005 Closing Price To:
2005 EPS Estimate	12.2	x	13.1	x
2006 EPS Estimate	11.5	x	12.2	x
Book Value per Share	1.18	x	1.67	x
Tangible Book Value per Share	2.68	x	3.46	x
Core Deposit Premium	23.1%		30.1%

(1)	Pro forma for pending acquisitions. Based on median values.
This analysis suggested an implied value range of approximately $35 to $42 per share of Independence common stock.

Discounted Cash Flow Analysis of Independence
      Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values per share of Independence common stock, assuming Independence management earnings estimates (prepared for internal financial planning purposes) for 2005 and 2006 of $2.65 and $2.82 per share, respectively, and the I/B/E/S long-term growth rate of 10% thereafter. The valuation range was determined by adding (1) the present value of Independence’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Independence of 5.5% (a customary tangible common equity ratio for well-capitalized banking institutions comparable to Independence), from June 30, 2006 through December 31, 2010 and (2) the present value of the “terminal value” of Independence common stock. In calculating the terminal value of Independence common stock, Lehman Brothers applied multiples ranging from 11.0x to 13.0x to 2011 projected earnings. The free cash flow stream and the terminal value were then discounted back to October 21, 2005, using discount rates ranging from 11.5% to 13.5%, which range Lehman Brothers viewed as appropriate for a company with Independence’s risk characteristics. For purposes of calculating the acquisition value, Lehman Brothers assumed cost savings (tax effected at 35%) ranging from 15% to 25% of Independence’s annualized core operating expenses, 75% of which were assumed to be realized in 2006 and 100% thereafter.
      This analysis suggested a standalone value range (assuming no cost savings) of $31 to $35 per share of Independence common stock and an implied acquisition value range (assuming cost savings as described above) of approximately $34 to $38 per share of Independence common stock (based on the application of the methodologies described above).
      In connection with the review of the merger by the Independence board of directors, Lehman Brothers performed a variety of financial and comparable analyses for purposes of rendering its opinion. The above summary of these analyses does not purport to be a complete description of the analyses performed by Lehman Brothers in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by Lehman Brothers. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Lehman Brothers’ analyses, without considering all of them, would create an incomplete view of the process underlying Lehman Brothers’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Lehman Brothers with respect to the actual value of Independence.
      In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lehman Brothers or Independence. Any estimates contained in the analyses of Lehman Brothers are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analysis by Lehman Brothers of the fairness to Independence’s stockholders of the consideration to be offered to those stockholders in the merger, from a financial point of view, and were prepared in connection with the delivery by Lehman Brothers of its opinion to the Independence board of directors.
      The consideration to be offered to Independence stockholders in the merger and other terms of the merger were determined through arms’-length negotiations between Independence and Sovereign and were approved by the Independence board of directors. Lehman Brothers did not recommend any specific price per share or other form of consideration to Independence or that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger. The opinion of Lehman Brothers was one of many factors taken into consideration by the Independence board of directors in making its determination to approve the merger. The analysis of Lehman Brothers summarized above should not be viewed as determinative of the opinion of the Independence board of directors with respect to the value of Independence or of whether the Independence board of directors would have been willing to agree to a different price per share or other forms of consideration.
      The Independence board of directors selected Lehman Brothers as its financial advisor because of Lehman Brothers’ reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Lehman Brothers is familiar with Independence and its business. As part of its investment banking and financial advisory business, Lehman Brothers is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Lehman Brothers provides a full range of financial advisory and securities services. Lehman Brothers has performed various investment banking services for Independence, Sovereign and Banco Santander in the past and has received customary fees for those services. In the ordinary course of its business, Lehman Brothers may actively trade in the securities of Independence, Sovereign or Banco Santander for its own account or for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.
      Pursuant to an engagement letter between Independence and Lehman Brothers, Independence agreed to pay a fee, the substantial portion of which is payable upon completion of the merger. Independence has agreed to pay Lehman Brothers a fee of $500,000 at the time the merger was publicly announced and an additional fee of $3.5 million contingent on the closing of the merger. Independence also agreed to reimburse Lehman Brothers for its reasonable out of pocket expenses incurred in connection with the engagement and to indemnify Lehman Brothers and its related parties from and against certain liabilities, including liabilities under the federal securities laws.
Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.
      Current Independence Change in Control Agreements. Independence’s executive officers are parties to change in control agreements with Independence.
      The current Independence change in control agreements have terms of three years and are extended each year for a successive, additional one-year period upon approval by the Independence and Independence Community Bank boards of directors, unless either of the boards of directors or the executive elects in writing, not less than 30 days prior to the annual anniversary date, not to extend the term. The agreements provide that if, following a change in control (as defined below) of Independence or Independence Community Bank, an executive’s employment is terminated for other than “cause,” “disability,” or “retirement” (as each term is defined in the agreements) or an executive resigns with “good reason” (as the term is defined in the agreements), such executive will be entitled to receive a cash severance payment equal to three times the executive’s annual compensation. An executive’s “annual compensation” is defined as the highest level of base salary and bonus paid to such executive during the calendar year in which the termination of the executive’s employment occurs or the two calendar years immediately preceding the calendar year in which the executive’s termination of employment occurs (including stock bonuses paid or vested in the relevant calendar year). In addition, the executive will be entitled to a continuation of employee benefits similar to those he is receiving at the time of such termination for the remaining term of the agreement or until he obtains full-time employment with another employer, whichever occurs first. A “change in control” generally is defined in the agreements to include any change in control of Independence or Independence Community Bank required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of our outstanding voting securities and (ii) a change in a majority of the directors of Independence during any three-year period without the approval of at least two-thirds of the persons who were directors at the beginning of such period.
      Under the merger agreement, Sovereign has agreed that, so long as specified management employees, including the executive officers, who are parties to a change in control agreement with Independence or are subject to a change in control plan are, as of the completion of the merger, still employed by Independence, such persons will receive all cash severance benefits to which they would otherwise be entitled pursuant to those current change in control agreements and plans assuming a termination without “cause” of that employee on that date, whether or not such employees are so terminated.
      The current change in control agreements also provide that if any of the payments to be made thereunder or otherwise upon an executive’s termination of employment for any reason are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and such payments will cause the executive to incur an excise tax under Section 4999 of the Code, Independence shall pay the executive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. Parachute payments generally are payments that, in the aggregate, exceed three times the recipient’s average annual compensation includable in the recipient’s gross income during the most recent five taxable years ending before the year in which the change in control of the employer occurs (“base amount”). Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount (an “excess parachute payment”), in addition to regular income taxes, and excess parachute payments are not deductible by the employer as compensation expense for federal income tax purposes.
      Under their current Independence change in control agreements, based on the currently estimated bonus amounts for 2005, which are subject to change and final approval by Independence’s board of directors and the timing of completion of the merger, the amount of cash severance payments and pro rated bonus (exclusive of tax gross ups) that would be payable to each of Messrs. Fishman, Baier, Honstedt, McCleery and Mitchell and the remaining executive officers as a group, is estimated to be $8,660,625, $2,780,685, $2,801,349, $2,802,183, $2,792,565, and $5,959,560, respectively.
      Sovereign Employment Agreement with Alan H. Fishman. Sovereign has entered into an employment agreement, dated as of October 24, 2005, with Alan H. Fishman, the current Chairman and Chief Executive Officer of Independence, which upon completion of the merger will become effective and will supersede his current Independence change in control agreement. The employment agreement provides for a term of employment commencing upon completion of the merger and continuing for a three-year period thereafter, and renewing for an additional three-year term on each subsequent anniversary of the completion of the merger, unless sooner terminated by either party in accordance with the terms of the agreement. During the term of his employment, Mr. Fishman will serve as the president and chief operating officer of Sovereign Bank and as the chairman and chief executive officer of the New York Division of Sovereign Bank.
      Under the employment agreement, upon completion of the merger, Mr. Fishman will receive a lump sum cash payment equal to the cash severance payment that he would have received pursuant to his current Independence change in control agreement, described above, if his employment had been terminated without cause immediately following completion of the merger.
      In addition, Mr. Fishman will receive restricted stock units of Independence having a value of $1,000,000 (determined by reference to the value of Sovereign common stock on the closing date) as of the date of the completion of the merger, which will be assumed by Sovereign upon completion of the merger, and options to purchase a number of shares of Independence common stock that will convert into options to acquire 150,000 shares of Sovereign common stock upon completion of the merger. The stock options will have an exercise price equal to the closing price of Sovereign common stock on the date of completion of the merger, as reported on the NYSE. The restricted stock units and the stock options will vest in three equal installments, with the first installment vesting upon completion of the merger and the second two installments vesting on each of the first two anniversaries of the completion of the merger. During the term of Mr. Fishman’s employment under his agreement with Sovereign, Mr. Fishman will receive an annual base salary of not less than 95% of the Sovereign chief executive officer’s annual base salary. In addition, for each fiscal year ending during the term of Mr. Fishman’s employment under the agreement, Mr. Fishman will be eligible to earn an annual cash bonus based on a target of 100% of Mr. Fishman’s annual base salary. During the term of Mr. Fishman’s employment under the agreement, Mr. Fishman will also receive long-term incentive awards at the same times, at such levels and on substantially the same terms and conditions, as the current Sovereign chief executive officer and other senior executives of Sovereign. In addition, Mr. Fishman will be entitled to participate in employee benefit programs in which senior executives of Sovereign are eligible to participate and will be provided with specified perquisites, including a country club membership.
      Mr. Fishman will also receive a supplemental retirement benefit (the “SERP”) following any termination of his employment with Sovereign, which will provide Mr. Fishman with an annual payment for the duration of his life equal to 35% of his base salary and target annual bonus as of the date of his termination of employment.
      Upon any termination of Mr. Fishman’s employment with Sovereign other than for “cause” by Sovereign or for “good reason” by Mr. Fishman (as such terms are defined in the employment agreement), Mr. Fishman will be entitled to (1) any unpaid base salary, (2) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination, (3) any accrued but unpaid vacation through the date of termination, (4) a pro rata portion of his annual bonus for the fiscal year in which his termination occurs, (5) all other payments, benefits or fringe benefits to which he may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, including the SERP benefit, (6) full vesting of the restricted stock units (to the extent the plan under which such restricted stock units were granted so provides) and the stock options described above, as well as any other equity awards Mr. Fishman holds at that time, (7) a cash payment in an amount equal to three times the sum of (x) his highest annual base salary ever received during his employment with Sovereign and (y) his target bonus, and (8) for the three-year period following Mr. Fishman’s termination date, continued coverage under Sovereign’s health and welfare plans in which Mr. Fishman and his dependents participated immediately prior to his termination of employment, at the same costs payable by Mr. Fishman for such coverage at the time of his termination, provided that any such coverage will terminate on the date Mr. Fishman receives comparable coverage from any subsequent employer.
      Subject to certain conditions, if Mr. Fishman terminates his employment with Sovereign Bank without good reason within the first sixty days after the six-month period following the completion of the merger, in addition to the payments and benefits described under clauses (1) through (5) above, Mr. Fishman will receive a maximum lump sum payment equal to the total amount of annual base salary and annual bonuses that would otherwise be payable to Mr. Fishman through the second anniversary of the completion of the merger. However, in the case of any other resignation without good reason, or upon a termination of Mr. Fishman’s employment by Sovereign for cause, Mr. Fishman will only be entitled to the payments described in clauses (1), (2), (3) and (5) above.
      In addition, in the event that any payments received by Mr. Fishman under his new employment agreement with Sovereign (which would include the payment he would receive in respect of his current Independence change in control agreement), when aggregated with any other payments or benefits he may become entitled to receive, are subject to an “excess parachute payment” excise tax under Section 4999 of the Code, Mr. Fishman will be entitled to an additional gross-up payment so that he remains in the same after-tax position in which he would have been had the excise tax not been imposed.
      Independence Employment Agreements with Other Executives. Independence intends to enter into employment agreements with each of Messrs. Dugan, Honstedt and Mitchell which, upon completion of the merger, will become effective and supersede their current Independence change in control agreements. Each of these agreements provides for a term of employment commencing upon completion of the merger and continuing for a two year period thereafter, and renewing for an additional two year term on each subsequent anniversary of the completion of the merger, unless sooner terminated by either party in accordance with the terms of the applicable agreement. During the term, Mr. Dugan will serve as the

President of the Business Banking Division, Mr. Honstedt will serve as the President of the Commercial Real Estate Division, and Mr. Mitchell will continue to serve as the President of the Consumer Banking Division, in each case of the New York Division of Sovereign Bank.
      In consideration for canceling their current Independence change in control agreements, each of these executives will receive all payments and benefits that he would have received under his current change in control agreement, as described above, had his employment been terminated by Independence without cause immediately following completion of the merger.
      In addition, under the terms of the new employment agreements, each of Messrs. Dugan, Honstedt and Mitchell will receive an option to purchase a number of shares of Independence common stock which will convert into options to acquire 35,000 shares of Sovereign common stock upon completion of the merger. The stock options will have an exercise price equivalent to the closing price of Sovereign common stock immediately prior to completion of the merger, as reported on the NYSE. The stock options will vest in three equal installments on the same vesting schedule as Mr. Fishman’s options. During the term of the applicable executive’s employment under the employment agreement, each of Messrs. Dugan, Honstedt and Mitchell will receive an annual base salary at least equal to the same rate of base salary he currently receives. In addition, for each fiscal year ending during the term of the executive’s employment under the employment agreement, each of Messrs. Dugan, Honstedt and Mitchell will be eligible to earn an annual cash bonus equal to at least their respective current target annual bonuses. Also during the term of the executive’s employment under the new employment agreement, each of Messrs. Dugan, Honstedt and Mitchell will be entitled to participate in long-term incentive plans in which similarly situated executives of Sovereign participate, as well as employee benefit programs in which senior executives of Sovereign are eligible to participate.
      Also, under the new agreements, upon any termination of such executive’s employment by the employer without cause or by the executive for good reason (as such terms are defined in the employment agreements), each of Messrs. Dugan, Honstedt and Mitchell will be entitled to (1) any unpaid base salary, (2) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination, (3) any accrued vacation through the date of termination, (4) a pro rata portion of his annual bonus for the fiscal year in which the executive’s termination occurs, (5) full vesting of the stock options described above and any other equity awards they may hold at that time (to the extent the plan under which such equity awards were granted so provides), (6) continuation of health and welfare benefits for the two-year period following termination of employment, and (7) a lump sum payment equal to two times the sum of (x) executive’s highest base salary ever received during his employment with Independence or Sovereign and (y) the executive’s target bonus for the year of termination. In the event that any payments received by the executives in connection with this merger are subject to an “excess parachute payment” excise tax under Section 4999 of the Code, the executives will be entitled to an additional gross-up payment, as and to the extent provided in their current Independence change in control agreements, so that they remain in the same after-tax position in which they would have been had the excise tax not been imposed. No gross-up payment will be made with respect to any future change in control of Sovereign.
      Other Change in Control Severance Plans. Independence also maintains a severance plan that covers certain officers who are not otherwise covered by change in control agreements. That plan provides certain severance benefits to participants whose employment is terminated or whose job responsibilities are substantially reduced in connection with or subsequent to a change in control of Independence. The severance plan uses the same definition of change in control as the change in control agreements discussed above.
      Equity Compensation Awards. The merger agreement provides that all outstanding stock options issued under our stock option and incentive plans, including all options granted to our executive officers and directors (other than specified equity awards granted after the date of the merger agreement to be assumed by Sovereign as described under “The Merger Agreement — Equity Grants to Specified Employees under the 2005 Stock Incentive Plan”), will become vested and will be cashed out and cancelled in connection with the completion of the merger. Each option holder other than holders of the options to be assumed will receive an amount in cash, less required withholding taxes, equal to the excess, if any, of $42 over the exercise price per share of common stock subject to the option for each share subject to such option. Each outstanding share of our restricted stock, including shares held by our executive officers and directors, will become fully vested and free of restrictions at the effective time of the merger and will be converted into the right to receive $42, without interest and less applicable withholding taxes.
      Divisional Board. Following completion of the merger, Sovereign will establish a New York division of Sovereign Bank. All of the members of our board of directors will be invited to join Sovereign Bank’s divisional board for the New York division. The divisional board will exist for at least three years following the merger and the members of our board of directors who accept the invitation to join the divisional board will serve as members of the divisional board for such three-year period and will receive an annual retainer and meeting fees equal to the amount of fees received as a director of Independence during 2005.
      Indemnification and Insurance. Sovereign has agreed to indemnify and hold harmless all past and present officers, directors, employees and agents of Independence and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under applicable law. In this regard, Sovereign has agreed to advance expenses to an indemnified officer, director, employee or agent, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that this person is not entitled to indemnification.
      The merger agreement provides that Sovereign will use its reasonable best efforts to cause the persons serving as officers and directors of Independence immediately prior to the effective time to be covered for a period of six years after completion of the merger by Sovereign’s directors’ and officers’ liability insurance policies that provide at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, subject to specified cost limitations. Alternatively, we may obtain and fully pay, up to an amount specified in the merger agreement, for “tail” insurance policies with a claims period of at least six years after completion of the merger.
Material United States Federal Income Tax Consequences
      The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code, applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
      A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.
      This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you as a U.S. holder in light of your particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. We urge you to consult your own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.
      If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders
      The receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for the common stock; and

•	the U.S. holder’s adjusted tax basis in the common stock.
      If the holding period in our common stock surrendered in the merger (or pursuant to the exercise of dissenters’ rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger (or pursuant to the exercise of dissenters’ rights) unless that U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders
      Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Independence common stock at any time during the five years preceding the merger.
      An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
      We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters’ rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Source of Funds
      Sovereign’s obligation to complete the merger is not conditioned upon Sovereign obtaining financing. We anticipate that approximately $3.6 billion will be required to pay the aggregate merger consideration to our stockholders and optionholders.
      Contemporaneously with its execution of the merger agreement, Sovereign entered into an investment agreement with Banco Santander, which provides for Banco Santander to purchase approximately $2.4 billion of Sovereign’s common stock. The proceeds of that investment are intended to be used by Sovereign to fund the merger. Sovereign has informed us that it expects to fund the remaining cash requirements for the merger from a combination of available cash and the issuance of new capital or debt securities.
      In the event that the proceeds from Banco Santander’s common stock investment in Sovereign and Sovereign’s other funds are not sufficient to fund the merger consideration, Banco Santander has also agreed in the investment agreement, if requested to do so by Sovereign, to purchase up to an additional $1.2 billion of non-voting capital securities and debt securities from Sovereign, the proceeds of which will be used by Sovereign to fund the merger. Certain provisions of the investment agreement relevant to the investments to be used by Sovereign to fund the merger are summarized under the caption “Summary of Certain Terms of Investment Agreement” below.
Regulatory Approvals
      Sovereign and Independence have agreed to use reasonable best efforts to obtain the regulatory approvals required to complete the merger.
      Office of Thrift Supervision. The merger is subject to the approval of the Office of the Thrift Supervision under the Home Owners’ Loan Act of 1933, as amended, and the related Office of Thrift Supervision regulations. A savings and loan holding company is prohibited under the Home Owners’ Loan Act from acquiring, directly or indirectly, another savings and loan holding company or a savings association without the prior written approval of the Office of Thrift Supervision. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the holding company and institution involved, the convenience and needs of the community and competitive factors. The Office of Thrift Supervision may not approve any proposed acquisition if it will result in a monopoly or otherwise be anti-competitive. The Community Reinvestment Act of 1977, as amended, requires that the Office of Thrift Supervision, in deciding whether to approve the merger, assess the record of performance of Sovereign Bank in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods. As part of the review process under the Community Reinvestment Act, it is not unusual for the Office of Thrift Supervision to receive protests and other adverse comments from community groups and others. Sovereign Bank, Sovereign’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “outstanding” from its primary regulator and Independence Community Bank, Independence’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “satisfactory” from its primary regulator.
      The merger agreement also contemplates that as soon as practicable following the effective time of the merger, Independence’s wholly-owned banking subsidiary, Independence Community Bank, will merge with and into Sovereign’s wholly-owned depository institution, Sovereign Bank, which is referred to as the bank merger. The bank merger is not a condition to the merger. The bank merger is subject to the approval of the Office of Thrift Supervision under the Bank Merger Act.
      The regulations of the Office of Thrift Supervision require publication of notice of, and an opportunity for public comment with respect to, the foregoing applications and authorize the Office of Thrift Supervision to conduct a meeting if the Office of Thrift Supervision finds that written submissions are insufficient to address facts or issues raised in an application, or otherwise determines that a meeting will benefit the Office of Thrift Supervision’s decision-making process in connection with the application. Any such meeting or comments provided by third parties could prolong the period during which the foregoing applications are subject to review by the Office of Thrift Supervision.
      Sovereign intends to file its applications and related notices in the near future seeking the requisite Office of Thrift Supervision approvals. Sovereign and Independence cannot be certain that Office of Thrift Supervision approvals will be granted and, if granted, of the date of these approvals or as to what conditions, if any, may be imposed in connection with the grant of these approvals.
      New York State Banking Law. Under the New York State Banking Law, the merger is also subject to the prior approval of the Superintendent of Banks of New York State. Sovereign intends to file the application for approval of the merger with the Superintendent in the near future. In determining whether to approve the application for the merger, the Superintendent will consider, among other factors, the public interest and the needs and convenience of the public. Further, it is the policy of the State of New York to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.
      Antitrust Laws. At any time before the merger and the bank merger are completed, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission could take action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the merger or the bank merger or seeking divestiture of assets of Sovereign or Independence or their respective subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of available information relating to the businesses in which the companies are engaged, Sovereign and Independence believe that the completion of the merger and the bank merger will not violate U.S. antitrust laws and will not require divestiture of any assets. However, Sovereign and Independence can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Sovereign and Independence will prevail.
      In addition, the merger and the bank merger may be reviewed by the state attorneys general in the various states in which Sovereign and Independence operate. While Sovereign and Independence believe there are substantial arguments to the contrary, these authorities may claim that there is authority under the applicable state and federal antitrust laws and regulations to investigate or disapprove the merger or the bank merger under the circumstances and based upon the review set forth in the particular state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger or the bank merger.
      Except as noted above and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are not aware of any other significant governmental approvals that are required for completion of the merger or the bank merger. If any other approval or action is required, it is presently contemplated that Sovereign and Independence would seek to obtain such approval. There can be no assurance that any other approvals, if required, will be obtained.
      The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Independence stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.
      Investment Agreement Regulatory Approvals. Banco Santander will need to obtain the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, for its investment in Sovereign. Banco Santander intends to file its application with the Federal Reserve Board in the near future. The regulations of the Federal Reserve Board require publication of notice of, and an opportunity for public comment with respect to, the application filed in connection with the investment by Banco Santander in Sovereign. Under the Community Reinvestment Act, the Federal Reserve Board will consider the record of performance of each of Banco Santander and Sovereign under the Community Reinvestment Act. In addition, the Federal Reserve Board will consider whether approval of the investment by Banco Santander is likely to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices).
      Under the New York State Banking Law, Banco Santander will also need to obtain the prior approval of the Superintendent of Banks of New York State because it will be presumed to acquire control of Independence as a result of indirectly holding more than 10% of the voting stock of Independence Community Bank. Banco Santander intends to file the application for approval with the Superintendent in the near future. In determining whether to approve the application for the indirect acquisition of control of Independence Community Bank, the Superintendent will consider, among other factors, whether the transaction would be consistent with adequate or sound banking practices and would not result in concentration of assets beyond limits consistent with effective competition. The Superintendent will also consider the public interest and the needs and convenience of the public.
      Banco Santander will also need to obtain the approval of its home country regulator, the Bank of Spain, because it will be acquiring an interest in a banking entity outside of the European Union. In determining whether to approve the application, the Bank of Spain will consider, among other factors, whether it can effectively exercise consolidated supervision of the group given the location and characteristics of the proposed investment. Banco Santander plans to submit this application in the near future. Once the application is submitted, the Bank of Spain will make a determination as to whether it can exercise consolidated supervision of the group and may request any additional information necessary for this determination. Upon submission of a complete application, the Bank of Spain has a three month period to render its decision on the investment.
Litigation Relating to the Merger
      On November 4, 2005, a putative class action complaint was filed on behalf of the Independence stockholders in the Court of Chancery of the State of Delaware against Independence, the members of Independence’s board of directors and Sovereign in connection with the proposed merger. The complaint alleges, among other things, that the directors of Independence breached their fiduciary duties of due care and good faith by: failing to conduct an adequate auction process or market check of Independence’s value and failing to maximize stockholder value; creating deterrents to third party offers (including by agreeing to a termination fee to Sovereign in certain circumstances under the merger agreement); and breaching their duty of loyalty by continuing in office and receiving fees following the merger. The complaint also names Sovereign as a defendant and alleges that Sovereign aided and abetted the breaches by the Independence directors. Among other things, the complaint seeks class action status, a court order enjoining the consummation of the merger and directing the defendants to take appropriate steps to maximize stockholder value, unspecified damages and the payment of attorneys’ and experts’ fees. The lawsuit is in its preliminary stage; Independence believes that the claims in the lawsuit are without merit and intends to vigorously defend it.
      On November 14 and 15, 2005, four putative class action lawsuits were filed by alleged Sovereign shareholders seeking to enjoin Sovereign’s transactions with Banco Santander and Independence. The lawsuits each allege breach of fiduciary duty by the Sovereign board of directors in connection with approving the Banco Santander and Independence transactions. Three of the lawsuits are filed in the Court of Common Pleas of Philadelphia County, Pennsylvania, and one lawsuit is filed in New York state court. Two of the lawsuits filed in Philadelphia County contain identical allegations and are filed by the same law firm. Sovereign has informed Independence that each of the claims is without merit and that Sovereign intends to move to dismiss each of the claims.

THE MERGER AGREEMENT
      The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.
      The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise.
Structure
      Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, Merger Sub, a Delaware corporation that is a direct and wholly-owned subsidiary of Sovereign, will merge with and into Independence. Independence will be the surviving company in the merger and continue to exist after the merger as a wholly-owned subsidiary of Sovereign. All of Independence’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. As soon as practicable following completion of the merger, Independence’s wholly-owned depository institution, Independence Community Bank, will merge with and into Sovereign’s wholly-owned depository institution, Sovereign Bank, and the separate corporate existence of Independence Community Bank will terminate.
      The merger agreement provides that the parties may change the structure of the merger. However, no such change may change the amount or kind of merger consideration to be delivered to Independence stockholders, adversely affect the anticipated tax consequences to Independence stockholders in the merger, or materially impede or delay the completion of the merger.
Effective Time and Closing
      The merger will be completed and become effective when Independence and Merger Sub file a certificate of merger with the Secretary of State of the state of Delaware. However, the parties to the merger agreement may agree to a later time for completion of the merger and specify that time in the certificate of merger in accordance with Delaware law.
      The merger agreement contemplates a closing date of July 1, 2006, assuming that all conditions to the merger are satisfied or waived. The parties have agreed to use reasonable best efforts to satisfy all conditions to closing as soon as practicable, and if the conditions are satisfied prior to July 1, 2006, the parties agree to cooperate in good faith to close the merger on an earlier date to be mutually agreed by the parties. The closing date for the merger must be no later than the date of the investment by Banco Santander in Sovereign.
Treatment of Stock and Options

Common Stock
      At the effective time of the merger, each share of Independence common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled, will cease to exist, and will be converted into the right to receive $42 in cash, other than shares of Independence common stock:

•	owned by Sovereign, any subsidiary of Sovereign (including Merger Sub), Independence or any subsidiary of Independence immediately prior to the effective time of the merger (other than shares held in a fiduciary capacity or shares held to satisfy previous debts), which shares will be cancelled without conversion or consideration; and

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares shall be entitled to only such rights as are granted by Delaware law.
      After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest and less any required withholding taxes. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Stock Options
      At the effective time of the merger, each outstanding option, whether or not vested, to acquire Independence common stock (other than certain options referred to below under the caption “Equity Grants to Specified Employees under the 2005 Stock Incentive Plan”) will be cashed out and cancelled, and the holder of each stock option will receive an amount in cash, less required withholding taxes, equal to the excess, if any, of $42 over the exercise price per share of common stock subject to such option for each share subject to such option.

Restricted Stock
      At the effective time of the merger, each outstanding share of our restricted stock will become fully vested and free of restrictions and will be converted into the right to receive $42 in cash, without interest and less applicable withholding taxes.

Equity Grants to Specified Employees under the 2005 Stock Incentive Plan
      Certain options and restricted stock units on Independence common stock granted after the date of the merger agreement under our 2005 Stock Incentive Plan to certain employees will not become fully vested and/or cancelled in exchange for the merger consideration, but will instead be converted into options to purchase, and restricted stock units on, shares of Sovereign common stock on the same terms and conditions as the original grant of such options and restricted stock units.
Exchange and Payment Procedures
      At or prior to the effective time of the merger, Sovereign will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of Independence common stock with an exchange agent reasonably acceptable to Independence. No later than five business days after the effective time, the exchange agent will mail a letter of transmittal and instructions to you and the other Independence stockholders. The letter of transmittal and instructions will tell you how to surrender Independence common stock certificates in exchange for the merger consideration.
      You should not return Independence stock certificates with the enclosed proxy card, and you should not forward Independence stock certificates to the exchange agent without a letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your Independence stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders the certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that those taxes have been paid or are not applicable.
      No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Sovereign or the exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.
      None of the exchange agent, Sovereign or Independence will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to Sovereign. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Sovereign may only look to Sovereign for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Sovereign free and clear of any claims or interest of any person previously entitled to the merger consideration.
      If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements, including, if required by Sovereign, the posting of a bond in a customary amount sufficient to protect Sovereign against any claim that may be made against it with respect to that certificate.
Representations and Warranties
      You should be aware that the representations and warranties described below, which were made by Independence to Sovereign and Merger Sub in the merger agreement, may be subject to important limitations and qualifications agreed to by Sovereign and MergerSub, may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information” on page 64.
      We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since December 31, 2002, including the financial statements contained in those filings;

•	the absence of undisclosed liabilities;

•	the absence of undisclosed broker’s fees;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since June 30, 2005;

•	legal proceedings and governmental orders;

•	taxes, environmental matters and material contracts;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	compliance with applicable legal requirements;

•	absence of agreements with regulatory agencies restricting the conduct of our business;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	real property;

•	our and our subsidiaries’ insurance policies;

•	the receipt by us of fairness opinions from each of Merrill Lynch and Lehman Brothers;

•	intellectual property;

•	loan matters;

•	affiliate transactions;

•	the inapplicability of anti-takeover statutes to the merger;

•	interest rate risk management instruments;

•	compliance with the Community Reinvestment Act; and

•	the absence of credit card accounts and merchant processing operations.
      Certain of the representations and warranties made by Independence are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to Independence, a material adverse effect on the business, results of operations or financial condition of Independence and its subsidiaries taken as a whole, or a material adverse effect on Independence’s ability to complete the merger on a timely basis. However, in determining whether a material adverse effect has occurred, there will be excluded any effect on Independence the cause of which is:

•	changes in laws, rules or regulations of general applicability or published interpretations by courts or governmental authorities or in generally accepted accounting principles or regulatory accounting requirements, which are applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally;

•	the merger agreement (including the announcement of the merger agreement) or the transactions contemplated by the merger agreement or any action of Sovereign or its subsidiaries or any action or omission of Independence or any of its subsidiaries required to be taken under the merger agreement or with the consent or at the direction of Sovereign;

•	changes in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally; and

•	expenses incurred in connection with the merger.
      Any decrease in the trading price of Independence common stock will not, by itself, constitute a material adverse effect.

      The merger agreement also contains various representations and warranties made by Sovereign and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of undisclosed broker’s fees;

•	the absence of litigation;

•	the absence of agreements with regulatory agencies restricting the conduct of Sovereign’s or any of its subsidiaries’ business;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	the availability of funds to complete the merger;

•	the receipt by Sovereign of a fairness opinion from Citigroup;

•	the purpose of the formation and prior activities of Merger Sub;

•	their lack of ownership of our common stock; and

•	the investment agreement.
      The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.
Conduct of Business Pending the Merger

Conduct of Business of Independence Pending the Merger
      Under the merger agreement, we have agreed that, subject to certain exceptions or unless Sovereign gives its prior written consent, between October 24, 2005 and the completion of the merger:

•	we and our subsidiaries will conduct business in the ordinary course of business consistent with past practice; and

•	we will use reasonable best efforts to preserve intact our business organization, preserve our relationships with customers, vendors and other persons with whom we do business, and conduct our lending activities in the ordinary course in accordance with our current lending policies and practices.
      We have also agreed that during the same time period, and again subject to certain exceptions or unless Sovereign gives its prior written consent (which consent will not be unreasonably withheld or delayed), we and our subsidiaries will not:

•	adjust, split, combine or reclassify any of our capital stock;

•	repurchase, redeem or otherwise acquire any of our capital stock;

•	make, declare or pay any dividends or other distributions on any shares of our capital stock, purchase or redeem any shares of our capital stock or grant any right to acquire shares of our capital stock, other than regular quarterly cash dividends on our common stock not to exceed $0.27 per share and dividends by wholly-owned subsidiaries;

•	issue shares of our capital stock except for shares of Independence common stock issued pursuant to the exercise of Independence stock options in existence as of the date of the merger agreement and the grant of equity awards based on Independence common stock in the ordinary course of business at a level not to exceed 500,000 shares of Independence common stock;

•	enter into any new material line of business;

•	other than in the ordinary course of business consistent with past practice, and with certain other exceptions, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties;

•	make any acquisition or investment or make any material property transfers or material purchases of any property or assets, other than in connection with foreclosures or troubled loan or debt restructuring in the ordinary course of business;

•	subject to specified exceptions, increase compensation or fringe benefits; establish, adopt, or enter into any new employee benefit or compensation plan or agreement or amend or terminate any Independence benefit plan; or grant any severance or termination pay;

•	make capital expenditures in excess of $5,000,000 in the aggregate, other than budgeted or emergency capital expenditures;

•	open, relocate or close any branch office, servicing center or other facility or make any application to do any of the foregoing;

•	incur any indebtedness, or guarantee or endorse or otherwise become responsible for the obligations of another person, except for indebtedness incurred in the ordinary course of business consistent with past practice;

•	amend our certificate of incorporation or bylaws;

•	change our accounting or tax accounting methods, except as may be required by generally accepted accounting principles;

•	materially change our investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

•	waive, or release any material right, or materially modify or amend any material contract;

•	enter into derivative contracts or similar agreements, subject to specified exceptions;

•	take any action which would reasonably be expected to result in the conditions to the merger not being satisfied or in a required regulatory approval not being obtained (or being materially delayed); or

•	agree to, or make any commitment to, take any of the foregoing actions.

Conduct of Business of Sovereign Pending the Merger
      Sovereign has agreed in the merger agreement that, subject to certain exceptions and unless Independence gives its prior written consent, between October 24, 2005 and the completion of the merger it will not:

•	enter into or complete any agreements or transactions for an acquisition if the agreement or transaction would, individually or in the aggregate, reasonably be expected to impair the ability of Sovereign or Merger Sub to perform its obligations under the merger agreement in a timely manner or prevent or delay the completion of the merger;

•	take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied or any required approval not being obtained (or being materially delayed);

•	take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay completion of the merger beyond the time period contemplated by the merger agreement; or

•	agree to, or make any commitment to, take any of the foregoing actions.
Stockholders Meeting and Duty to Recommend
      We have agreed to call a meeting of our stockholders as promptly as reasonably practicable after October 24, 2005 for the purpose of obtaining stockholder adoption of the merger agreement and to take all lawful action to solicit the adoption of the merger agreement by our stockholders. Our board of directors has agreed to recommend the adoption of the merger agreement by our stockholders. Our board, however, can fail to make, withdraw or modify in any manner adverse to Sovereign its recommendation, in each case if our board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to do so would or could reasonably be expected to breach its fiduciary duties under applicable law.
No Solicitation of Transactions
      We have agreed that we and our subsidiaries will not and will not authorize our respective directors, officers, employees and representatives to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal;

•	engage in any negotiations or discussions concerning, or provide confidential information or data to, any person relating to an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other agreement related to any acquisition proposal or publicly propose or agree to do any of the foregoing.
      An “acquisition proposal” is any proposal or offer to effect a merger, reorganization, share exchange, business combination or similar transaction or any purchase or sale of 15% or more of the consolidated assets of Independence and its subsidiaries, taken as a whole, or that, if completed, would result in any person or the person’s stockholders beneficially owning 15% or more of the total voting power of Independence (or the surviving company in the transaction) or any of our significant subsidiaries.
      In spite of the foregoing, prior to adoption of the merger agreement by our stockholders, we or our board of directors are permitted, in response to an unsolicited acquisition proposal, to provide confidential information and data or to engage in discussions or negotiations with a third party in connection with the unsolicited bona fide acquisition proposal, and approve or recommend any acquisition proposal, if our board of directors determines in its good faith judgment, after consultation with its legal counsel and financial advisors, that the applicable acquisition proposal constitutes or is reasonably likely to constitute a “superior proposal.”
      For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal which our board of directors concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions, the conditions to completion and likelihood of completion), is more favorable to the stockholders of Independence, from a financial point of view, than the merger.
      Furthermore, if, at any time prior to the adoption of the merger agreement by our stockholders, our board of directors determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that an acquisition proposal that did not result from a material breach of the provisions described in the previous paragraphs is a superior proposal, we may terminate the merger agreement, but only if:

•	we give Sovereign at least 72 hours prior written notice of our intention to accept the superior proposal and the material terms and conditions of the superior proposal;

•	during this 72-hour period, we negotiate with Sovereign to determine if improvements can be made to the merger agreement such that the competing acquisition proposal is no longer a superior proposal; and

•	in case we terminate the merger agreement, we concurrently pay to Sovereign the $100,000,000 termination fee referred to under “— Termination” and “— Termination Fees” below.
      We have also agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to notify Sovereign within one business day of our receipt of an acquisition proposal, including the material terms of the acquisition proposal; and

•	to keep Sovereign reasonably apprised of any material developments related to any acquisition proposal and of the status and material terms and conditions of the proposal.
Employee Benefits
      Sovereign has agreed that, with respect to the employees of Independence and its subsidiaries at the effective time of the merger, it will, among other things:

•	continue to pay such employees the same base salary and wages through the date Sovereign performs its annual employee compensation review program in 2007, in which program such former Independence employees will be treated the same as similarly situated Sovereign employees for purposes of 2007 compensation levels;

•	continue Independence’s welfare benefit plans, without change through December 31, 2006, and thereafter, cause such employees to commence participation in welfare benefit plans maintained by Sovereign on the same terms as similarly situated Sovereign employees;

•	give such employees full credit for purposes of eligibility, vesting and benefit entitlements (but not benefits accrued under defined benefit plans) under any employee benefit plans or arrangements maintained by Sovereign (other than the Sovereign employee stock ownership plan), for such employee’s service with Independence or any subsidiary of Independence to the same extent recognized by Independence and its subsidiaries, except that no such service shall be recognized to the extent such recognition would result in the duplication of benefits;

•	give such employees the opportunity to participate in Sovereign’s employee stock ownership plan on the same basis as newly employed Sovereign employees following expiration of the applicable eligibility period and participate in Sovereign’s 401(k) savings plan after six months of service (prior service with Independence is recognized for purposes of Sovereign’s 401(k) savings plan);

•	waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any employee benefit plan maintained by Sovereign that is a welfare benefit plan that such employees may be eligible to participate in after the effective time;

•	provide credit under any welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs;

•	provide such employees severance benefits under the Independence severance plans if their employment is terminated within one year after the merger under circumstances that would result in severance payments under such plans;

•	if the merger is not completed prior to the date that annual bonuses in respect of our 2005 fiscal year are paid to our employees under our bonus plans, permit Independence to pay our employees 2005 bonuses in amounts consistent with past practice up to an amount specified in the merger agreement; and

•	if the merger is completed after January 1, 2006, permit Independence to, or cause the surviving corporation to, pay a pro rated portion of the target annual bonuses to our employees in respect of the fiscal year that would otherwise end December 31, 2006; and

•	for one year after the merger, subject to certain legal tests, maintain the Independence defined benefit pension plan.
      In addition, certain Independence employees will be entitled to participate (based on selection by Independence’s chief executive officer) in a cash retention bonus program, having an aggregate value not to exceed $8,000,000, which retention bonuses will generally be paid 50% on the effective time of the merger and 50% on a date that will be no later than one year after the closing date.
Investment Agreement
      In the merger agreement, Sovereign has agreed:

•	not to take any action that would require the vote of, or seek the vote of, the Sovereign stockholders prior to the closing of the merger with respect to the transactions contemplated by the merger agreement or the investment agreement;

•	take all reasonable actions to enforce its rights under the investment agreement with respect to the investment obligations and commitments of Banco Santander, including the right to require Banco Santander to purchase Sovereign securities to the full extent necessary in order for Sovereign to fulfill its obligations under the merger agreement;

•	not to amend or terminate the investment agreement, or waive any of its material rights relating to the investment, or delay the closing under the investment agreement, without the consent of Independence; and

•	to comply with all of its obligations under the investment agreement on a timely basis and to use its reasonable best efforts to cause all closing conditions to the investment under the investment agreement to be satisfied as soon as practicable.
Additional Agreements

Bank Merger
      Promptly following the effective time, Sovereign and Independence will take all reasonable action necessary to cause the merger of Independence Community Bank with and into Sovereign Bank.

New York Division Headquarters
      Our current corporate headquarters will serve as the headquarters of the New York division of Sovereign Bank for at least three years following the merger.

Sovereign Board
      Following completion of the merger, Sovereign will appoint one individual designated by us who is not an employee of Independence or its subsidiaries to the board of directors of Sovereign.

Community Activities
      On the closing date, Sovereign will contribute to the Independence Community Bank Community Foundation $20 million as a separate endowment within the foundation. After the merger, Sovereign has agreed to maintain our charitable commitment to the communities in Independence Bank’s former market areas through the Independence Community Bank Community Foundation.
Agreement to Use Reasonable Best Efforts
      Independence and Sovereign have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all actions necessary, proper or advisable to comply with all legal requirements with respect to the merger, to complete the merger and the other transactions contemplated by the merger agreement and to obtain any governmental and third-party approvals required in connection with the merger.
Conditions to the Merger
      The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The adoption of the merger agreement by our stockholders.

•	No Law or Orders. No order, injunction or decree having been issued by any governmental entity or other legal restraint preventing completion of the merger and no statute, rule, regulation, order, injunction or decree having been entered by any governmental entity which prohibits or makes illegal the completion of the merger.

•	Regulatory Approvals. All regulatory approvals required for the completion of the merger having been obtained and remaining in full force and effect and statutory waiting periods having expired. See “The Merger — Regulatory Approvals” above.
      The obligations of Sovereign and Merger Sub, on the one hand, and us, on the other hand, to complete the merger are subject to the satisfaction or waiver of additional conditions, including the following:

•	Representations and Warranties. The accuracy of the other party’s representations and warranties, in each case, subject to the materiality standard contained in the merger agreement.

•	Compliance with Covenants. The performance, in all material respects, by the other party of its covenants and agreements in the merger agreement.
Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either Sovereign or Independence, if:

•	any governmental entity which must grant a requisite regulatory approval denies approval of the merger and the denial has become final and non-appealable; however, neither Sovereign nor Independence may terminate the merger agreement for this reason if its failure to perform or observe its covenants in the merger agreement, or in the case of Sovereign, the investment agreement, has resulted in the denial;

•	any governmental entity has issued a final non-appealable order enjoining or otherwise prohibiting the merger; however, neither Sovereign nor Independence may terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement, or in the case of

Sovereign, the investment agreement, has resulted in the order enjoying or prohibiting the merger;

•	the merger is not completed by September 30, 2006, however, neither Sovereign nor Independence may terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement or, in the case of Sovereign, the investment agreement, has resulted in the failure of the merger to occur on or before that date;

•	if the terminating party is not in breach of the merger agreement or, in the case of Sovereign, the investment agreement, and there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied and which breaches cannot be cured or has not been cured prior to:

•	30 days following written notice by Banco Santander to Sovereign of a material breach of the investment agreement, in the case of a breach by Sovereign of its representation and covenant in the merger agreement relating to its compliance with the investment agreement; or

•	30 business days following written notice, in the case of all other breaches of representations or covenants;

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting;

•	by Sovereign, if our board of directors has breached its “non-solicitation” obligations in any respect adverse to Sovereign, or our board has failed to recommend the merger to our stockholders or withdrawn, modified or changed in a manner adverse to Sovereign its recommendation of the merger or has recommended or resolved to recommend an acquisition proposal other than the merger, or has failed to call, give notice of, convene and hold a meeting of Independence stockholders;

•	by Independence, prior to adoption of the merger agreement by our stockholders, if we receive a superior proposal, but only after we have complied with the conditions described under the caption “No Solicitation of Transactions” above; or

•	by Sovereign, if a tender offer or exchange offer for 25% or more of the outstanding Independence common stock is commenced and Independence’s board of directors recommends that Independence stockholders tender their shares or otherwise fails to recommend that Independence stockholders reject that tender offer or exchange offer within 10 business days of the commencement of the offer.
Effect of Termination
      In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Sovereign nor Independence will have any liability under the merger agreement, except that:

•	both Sovereign and Independence will remain liable for any willful breach of the merger agreement and Sovereign will remain liable for any breach of its representation as to its ability to finance the merger consideration; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fee described below, will survive the termination.
Termination Fees
      The merger agreement provides that we will be required to pay a termination fee of $100,000,000 to Sovereign if we terminate the merger agreement in order to accept a superior proposal.

      If the merger agreement is terminated by either Sovereign or Independence due to a failure of Independence stockholders to adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting, or if the Independence board has breached its “non-solicitation” obligations in any respect materially adverse to Sovereign, and a proposal with respect to a business combination (as defined below) has been publicly announced or otherwise made known to stockholders of Independence at any time after October 24, 2005 and on or prior to the date of the special meeting, then if Independence or any of its subsidiaries enters into a definitive agreement with respect to, or completes, a business combination, within 15 months following any such termination, Independence has agreed to pay the $100,000,000 termination fee on the date of such execution or completion.
      The merger agreement also provides that Independence will be required to pay a termination fee of one-third of the $100,000,000 termination fee in the following circumstances:

•	if Sovereign terminates the merger agreement due to our board of directors’ (i) failure to recommend the merger to our stockholders, (ii) withdrawal, modification or change in its recommendation of the merger in a manner adverse to Sovereign, (iii) recommendation or resolution to recommend an acquisition proposal other than the merger or (iv) material breach of its obligation to call and hold a meeting of Independence stockholders; or

•	if Sovereign terminates the merger agreement as a result of our board’s recommendation of, or failure to recommend against, a tender offer or exchange offer commenced for 25% or more of the outstanding Independence common stock.
      In addition, under any of the circumstances described above in which Independence is required to pay one-third of the full termination fee, if Independence or any of its subsidiaries enters into a definitive agreement with respect to, or completes, a business combination, within 15 months following any such termination, the remaining two-thirds of the $100,000,000 termination fee becomes payable on the date of such execution or completion.
      A “business combination” is any merger, reorganization, share exchange, business combination or similar transaction as a result of which the holders of Independence common stock cease to own at least 50% of the total voting power of the surviving entity in the transaction, or any sale of 50% or more of the consolidated assets of Independence and its subsidiaries, taken as a whole, or any issuance or sale of, or tender or exchange offer for, voting securities of Independence or Independence Community Bank resulting in any person owning more than 50% of the voting power of Independence or Independence Community Bank.
      The merger agreement also provides that Sovereign will be required to pay a termination fee of $100,000,000 if the merger agreement is terminated under the following circumstances:

•	by Independence due to a material uncured breach by Sovereign of the merger agreement; or

•	by either Independence or Sovereign because the merger is not completed prior to September 30, 2006 or because a required regulatory approval is denied;
and at the time of any such termination, the Independence stockholders had already adopted the merger agreement and Independence was in compliance with the conditions to closing relating to its representations and covenants.
Sovereign will not have to pay a termination fee in the circumstances described above if, prior to the termination of the merger agreement, the closing of the investment agreement has occurred and Sovereign has complied with all of its obligations under the investment agreement with respect to the raising of funds to pay the merger consideration.

Amendment, Waiver and Extension of the Merger Agreement

Amendment
      Sovereign and Independence may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the adoption of the merger agreement by the Independence stockholders, no amendment may be made that requires the approval of the stockholders of Independence unless the required approval is obtained.

Extension; Waiver
      At any time prior to the completion of the merger, Sovereign and Independence, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.
Fees and Expenses
      In general, except with respect to the termination fee described under “— Termination Fees,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense.
SUMMARY OF CERTAIN TERMS OF INVESTMENT AGREEMENT
      The following is a summary of certain material provisions of the investment agreement, as amended, relevant to the terms of Banco Santander’s initial investment in Sovereign to be made at the time of the closing of the merger. This summary does not purport to be a complete summary and may not contain all information about the investment agreement that may be important to you. In particular, the following does not summarize the portions of the investment agreement governing the relationships between Sovereign and Banco Santander following the closing date of the merger agreement. We encourage you to read the investment agreement, and the amendment to the investment agreement, in their entireties. Those documents have been filed as exhibits to Sovereign’s Current Reports on Form 8-K, dated October 24, 2005 and November 22, 2005, respectively, and are available on the SEC’s website at www.sec.gov.
Initial Investments by Banco Santander in Sovereign
      On the closing date under the merger agreement, subject to satisfaction or waiver of the conditions set forth in the investment agreement, Banco Santander will purchase from Sovereign shares of its common stock equal to 19.8% of its outstanding common stock after giving effect to such issuance (consisting of 16.7% newly issued shares and 3.1% treasury shares) for a cash purchase price equal to $27 per share, or $2.4 billion in the aggregate. In addition, Banco Santander will, at Sovereign’s request, purchase non-voting preferred stock or other Tier 1 qualifying instruments and will provide debt financing, in each case on market terms, in an aggregate amount not to exceed $1.2 billion. We refer to the foregoing investments collectively as the “investment”.
Pre-Closing Covenants
      During the period from the execution of the investment agreement through the closing of the investment by Banco Santander, Sovereign has agreed with Banco Santander to abide by specified affirmative and negative covenants, including, among others, (i) covenants to take various actions to facilitate closing of the investment and to eliminate prohibitions and other impediments on future equity investments by Banco Santander in Sovereign and (ii) covenants to refrain from taking the following actions, among others:

•	amending its organizational documents, other than as specified in the investment agreement in order to facilitate Banco Santander’s future investments in Sovereign;

•	effecting a merger or consolidation or a material asset sale or acquisition or similar transaction;

•	amending or waiving, in any material respect, the merger agreement with Independence; or

•	issuing voting securities (subject to specified exceptions).
      Sovereign has also agreed that prior to the closing of the investment, Sovereign will not solicit, facilitate, participate in discussions or negotiations concerning, or enter into any agreement relating to, an acquisition proposal involving Sovereign or its subsidiaries. However, if Sovereign receives an unsolicited proposal from a third party to acquire a majority interest in Sovereign (which we refer to as an “alternative transaction”), Sovereign may take the foregoing actions in response to that alternative proposal, subject to the conditions specified in the investment agreement, if the Sovereign board concludes by a majority vote that it is required to take those actions in order to comply with its fiduciary duties under Pennsylvania corporate law. In the event that Sovereign determines to take any such action, it may do so only with respect to an alternative transaction that is to be implemented pursuant to a written definitive agreement for such alternative transaction. If, in connection with the foregoing, Sovereign enters into a written agreement, letter of intent or similar instrument with respect to an alternative transaction, or waives any of its takeover defenses with respect to an alternative transaction, Santander will be entitled to terminate the investment agreement and to receive a termination fee of $200 million.
      Sovereign has agreed with Independence that it will not take any of the actions referred to in the last sentence of the preceding paragraph except in connection with the execution and delivery of a definitive agreement relating to an alternative transaction to be entered into in compliance with the investment agreement, and that such definitive agreement will:

•	reconfirm the validity and enforceability of the merger agreement;

•	provide that if Sovereign is not the surviving entity of the alternative transaction or if the alternative transaction provides for a sale of substantially all of Sovereign’s assets to another entity, then the successor or transferee entity will assume Sovereign’s obligations under the merger agreement; and

•	provide that the other party to the alternative transaction will cause Sovereign to perform its obligations under the merger agreement, including by providing funds if necessary to pay the merger consideration when due under the merger agreement.
Conditions to the Investment by Banco Santander
      The obligations of Sovereign and Banco Santander to complete the investment are subject to the satisfaction or waiver of the following mutual conditions:

•	the absence of any law prohibiting or making illegal the completion of the investment;

•	the receipt of required regulatory approvals, including the approvals of the Bank of Spain and the Federal Reserve Board, without any condition that would have a material adverse effect on Sovereign or Banco Santander; and

•	the substantially simultaneous closing of the merger.

      Each of Banco Santander’s and Sovereign’s obligation to complete the investment is also subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the other party’s representations and warranties, subject to the materiality standard contained in the investment agreement; and

•	the performance, in all material respects, by the other party of its covenants and agreements to be performed prior to the closing of the investment.
Termination
      The investment agreement may be terminated prior to the closing of the investment as follows:

•	by mutual written consent of Sovereign and Banco Santander;

•	by either Sovereign or Banco Santander, if:

•	the investment is not completed by September 30, 2006, provided that neither Sovereign nor Banco Santander may terminate the investment agreement for this reason if its failure to perform its agreements in the investment agreement or, in the case of Sovereign, the merger agreement, has resulted in the failure of the investment to occur on or before that date;

•	any applicable law is issued that makes the investment illegal or otherwise prohibited or if the investment would violate any non-appealable final governmental order;

•	the merger agreement has been terminated;

•	so long as the terminating party is not in material breach, there is a material breach by the other party of any of its representations, warranties, covenants or agreements in the investment agreement, such that the closing conditions would not be satisfied and which breach cannot be cured or has not been cured prior to 30 days following written notice of such breach;

•	by Banco Santander, if:

•	any person obtains beneficial ownership of more than 10% of the outstanding shares of Sovereign common stock;

•	Sovereign’s board approves or Sovereign enters into an agreement with respect to an acquisition proposal made by a person other than Banco Santander or announces an intention to accept such an acquisition proposal;

•	the members of Sovereign’s board of directors as of October 24, 2005 and such persons nominated or appointed to Sovereign’s board or recommended for election by a majority of such members cease to constitute a majority of Sovereign’s board;

•	as described above, Sovereign takes certain actions with respect to an alternative transaction;

•	by Sovereign, if:

•	there is a change in control of Banco Santander; or

•	Sovereign consummates an alternative transaction.

MARKET PRICE AND DIVIDENDS OF THE INDEPENDENCE COMMON STOCK
      Our common stock is quoted on the NASDAQ National Market System under the symbol “ICBC”. The following table sets forth the high and low reported closing sales prices per share of our common stock on the NASDAQ National Market System and the quarterly cash dividends declared per share of Independence common stock for the periods indicated.
Market Information

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

Fiscal Year Ended December 31, 2003
1st Quarter	$27.04	$24.69	$0.15
2nd Quarter	29.28	24.96	0.16
3rd Quarter	36.04	27.72	0.17
4th Quarter	39.03	34.30	0.20
Fiscal Year Ended December 31, 2004
1st Quarter	$41.49	$34.70	$0.22
2nd Quarter	41.58	35.02	0.23
3rd Quarter	40.65	34.83	0.24
4th Quarter	43.38	36.55	0.25
Fiscal Year Ending December 31, 2005
1st Quarter	$42.57	$38.25	$0.26
2nd Quarter	39.47	34.55	0.27
3rd Quarter	37.78	32.94	0.27
4th Quarter (through November 28, 2005)	39.90	30.92	0.27
      The closing sale price of our common stock on the NASDAQ National Market System on October 21, 2005, which was the last trading day prior to published news reports regarding the possible acquisition of Independence, was $32.45 per share. On [ •  ], the last trading day before the date of this proxy statement, the closing price for Independence common stock on the NASDAQ National Market System was $[ •  ]. You are encouraged to obtain current market quotations for Independence common stock in connection with voting your shares.
      As of [ •  ], the last trading day before the date of this proxy statement, there were [ •  ] record holders of Independence common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Common Stock
      The following table sets forth information as to the Common Stock beneficially owned as of November 15, 2005 by (i) each of our nominees for election as director and each of our directors whose term will continue after the annual meeting, (ii) each of our executive officers named in the Summary Compensation Table below, (iii) all of our nominees for director, directors whose terms will continue after the annual meeting and executive officers as a group and each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who was known to us to be the beneficial owner of 5% or more of the outstanding common stock.

Name of Beneficial Owner or	Amount and Nature of Beneficial		Percent of
Number of Persons in Group	Ownership as of November 15, 2005(1)		Common Stock

Independence Community Bank Corp.	5,274,523	(2)	6.4%
Employee Stock Ownership Plan Trust
195 Montague Street
Brooklyn, New York 11201
Private Capital Management, L.P.	5,766,720	(3)	7.0%
8889 Pelican Bay Boulevard
Naples, Florida 34108
Barclays Global Investors, NA	5,349,235	(4)	6.5%
45 Fremont Street
San Francisco, CA 94105
Directors:
Willard N. Archie	170,650	(5)(6)	*
Robert B. Catell	291,186	(5)(6)	*
Rohit M. Desai	287,506	(5)(6)	*
Harry P. Doherty	815,018	(6)(7)(11)	*
Chaim Y. Edelstein	247,379	(6)(12)	*
Alan H. Fishman	680,001	(5)(6)(8)(9)(10)(11)	*
Charles J. Hamm	1,012,017	(5)(6)	1.2%
Scott M. Hand	223,777	(5)(6)	*
David L. Hinds	17,511	(6)	*
Donald M. Karp	783,720	(6)(13)	*
Denis P. Kelleher	208,255	(5)(6)(14)	*
John R. Morris	116,765	(6)(15)	*
Maria Fiorini Ramirez	23,091	(5)(6)	*
Victor M. Richel	37,479	(6)(11)	*
Allan Weissglass	73,456	(6)(16)	*
Other Senior Executive Officers:
Frank W. Baier	156,898	(6)(8)(10)
Brendan J. Dugan	113,148	(5)(6)(8)(10)(11)
Gary M. Honstedt	173,405	(6)(8)(10)(11)
Harold A. McCleery	149,658	(6)(8)(10)
Terence J. Mitchell	365,658	(5)(6)(8)(10)(11)
All directors and executive officers as a group (22 persons)	6,129,243	(17)	7.5%

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2)	The Independence Community Bank Corp. Employee Stock Ownership Plan Trust (“Trust”) was established pursuant to the Independence Community Bank Corp. Employee Stock Ownership Plan (“ESOP”). RSGroup Trust Company is the trustee (“Trustee”) of the Trust. As of April 1, 2005 1,612,672 of the shares held by the ESOP had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustee votes all shares held by the plan, but each participating employee may direct the Trustee how to vote the shares of Independence common stock allocated to his or her plan account. Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to the fiduciary duties of the ESOP trustees and applicable law.

(3)	Based solely on a Schedule 13G/ A, dated February 14, 2005, filed by Private Capital Management, L.P. (“PCM”), a registered investment adviser, Bruce S. Sherman and Gregg J. Powers, chief executive officer and president of PCM, respectively. PCM and Messrs. Sherman and Powers exercise in these capacities shared voting power and shared dispositive power with respect to the 5,766,720 shares of Common Stock held by PCM’s clients and managed by PCM.

(4)	Based solely on a Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission by Barclays Global Investors, NA and the other entities listed below. Barclays Global Investors, NA is the beneficial owner of 3,698,095 shares with sole voting power with respect to 3,054,857 shares and sole dispositive power with respect to 3,698,095 shares. Barclays Global Fund Advisors is the beneficial owner of 651,977 shares with sole voting power with respect to 642,878 shares and sole dispositive power with respect to 651,977 shares. Barclays Global Investors, Ltd. is the beneficial owner with sole voting and dispositive power with respect to 317,650 shares. Barclays Global Investors Japan Trust and Banking Company Limited, Barclay Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, BRONCO (Barclays Cayman) Limited, Palomino Limited and HYMF Limited have neither voting nor dispositive power with respect to any such shares. The shares represented are held in trusts for the economic benefit of the beneficiaries of those accounts.

(5)	Includes shares held by the Independence Community Bank Corp. Deferred Compensation Plan (the “Deferred Compensation Plan”), over which each director and executive officer named below disclaims beneficial ownership except to the extent of his or her personal pecuniary interest therein, as follows:

No. of
Name	Shares

Willard N. Archie	43,649
Robert B. Catell	89,337
Rohit M. Desai	91,727
Brendan J. Dugan	20,581
Alan H. Fishman	182,309
Charles J. Hamm	386,734
Scott M. Hand	57,034
Denis Kelleher	2,474
Terence J. Mitchell	108,519
Maria Fiorini Ramirez	10,841

(6)	Includes shares subject to stock options which are currently or will first become exercisable within 60 days of November 15, 2005, as follows:

No. of
Name	Options

Willard N. Archie	104,779
Frank W. Baier	91,167
Robert B. Catell	194,779
Rohit M. Desai	194,779
Harry P. Doherty	233,740
Brendan J. Dugan	69,167
Chaim Y. Edelstein	164,779
Alan H. Fishman	372,834
Charles J. Hamm	535,668
Scott M. Hand	142,750
David L. Hinds	15,987
Gary M. Honstedt	101,667
Donald M. Karp	1,250
Denis P. Kelleher	55,344
Harold A. McCleery	96,667
Terence J. Mitchell	214,971
John R. Morris	52,694
Maria Fiorini Ramirez	12,250
Victor M. Richel	2,750
Allan Weissglass	22,181

(7)	Includes 5,089 shares held by the Staten Island Bancorp Directors’ Deferred Compensation Plan.

(8)	Includes with respect to the following persons shares allocated to each individual pursuant to grants made under the 1998 Recognition and Retention Plan and Trust Agreement (“Recognition Plan”) or the 2002 Plan but which have not vested.

No. of
Name	Shares

Frank W. Baier	33,720
Brendan J. Dugan	22,893
Alan H. Fishman	106,360
Gary M. Honstedt	36,984
Harold A. McCleery	31,519
Terence J. Mitchell	23,923

(9)	Includes 91,616 shares held in the Recognition Plan and the 2002 Plan for Mr. Fishman which are contingent upon the achievement of certain performance goals established pursuant to the terms of the Plans. Until such performance goals are satisfied and the shares vest, such shares are voted by the trustees of the Recognition Plan. Such shares are included in the amount shown in Footnote 8 above for Mr. Fishman.

(10)	Includes allocated shares held in the ESOP and shares contributed by Independence on the following individual’s behalf based on their contributions to the Independence Community Bank 401(k) Savings Plan in RSI Retirement Trust (the “401(k) Plan”), both as of December 31, 2004:

No. of
Name	Shares

Alan H. Fishman	2,158
Frank W. Baier	2,158
Brendan J. Dugan	480
Gary M. Honstedt	10,959
Harold A. McCleery	2,158
Terence J. Mitchell	13,280

(11)	Includes shares held in the 401(k) Plan as of December 31, 2004 as follows:

No. of
Name	Shares

Harry P. Doherty	112,709
Brendan J. Dugan	27
Alan H. Fishman	1,340
Gary M. Honstedt	6,261
Terence J. Mitchell	4,965
Victor M. Richel	10,027

Does not include any shares contributed to the 401(k) plan on their behalf by Independence and held in the ESOP. See Footnote 10 above.

(12)	Includes 1,000 shares owned by Mr. Edelstein’s son.

(13)	Includes 280,864 shares under shared voting and dispositive authority with Harriet M. Alpert, 41,540 shares owned by Mr. Karp’s spouse, 67 shares owned by a company of which Mr. Karp is a director, and 92,598 shares held in various trusts of which Mr. Karp or his spouse is the trustee, as to which Mr. Karp disclaims beneficial ownership.

(14)	Includes 54,001 shares held by the Staten Island Bancorp Directors’ Deferred Compensation Plan, 1,858 shares owned by Mr. Kelleher’s spouse and 20,000 shares held by Wall Street Access, as to which Mr. Kelleher disclaims beneficial ownership.

(15)	Includes 29,433 shares held individually by Mr. Morris’ spouse and 4,241 shares held by Mr. Morris in his individual retirement account.

(16)	Includes 1,652 shares held individually by Mr. Weissglass’ spouse and 12,986 shares held by the Weissglass Charitable Trust of which Mr. Weissglass is a trustee.

(17)	Includes 141,094 shares held by the Recognition Plan and the 2002 Plan which may be voted by directors and executive officers pending vesting and distribution, 122,852 shares held by the Recognition Plan and the 2002 Plan which are voted by the trustees thereof, 49,921 shares allocated to executive officers pursuant to the ESOP and 2,748,953 shares which may be acquired by directors and executive officers upon the exercise of stock options which are currently or will first become exercisable within 60 days of November 15, 2005.
RIGHTS OF APPRAISAL
      Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, you have the right to demand appraisal in connection with the merger and to receive, instead of the merger consideration, payment in cash for the fair value of your Independence common stock as determined by the Delaware Court of Chancery, which we refer to as the Chancery Court. Independence stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Independence will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement.
      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with that notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Independence a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.
      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Independence common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Independence common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.
      All demands for appraisal should be in writing and addressed to Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Corporate Secretary, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform Independence of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of Independence common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Independence. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of Independence common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Independence stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of Independence common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, it is the obligation of the applicable stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Independence common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of Independence common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Independence common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.
      Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
      In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Independence has received contrary instructions from one or more of the stockholders. Independence will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations, telephone: (718) 722-5400. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Independence at the address and phone number set forth in the prior sentence.
SUBMISSION OF STOCKHOLDER PROPOSALS
      If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders. We must receive any proposals of stockholders intended to be presented at our annual meeting of stockholders in 2006 on or before December 16, 2005 in order for the proposals to be eligible for inclusion in our proxy statement and proxy for that meeting. Any other stockholder proposals to be considered for presentation at our annual meeting of stockholders in 2006, although not included in our proxy statement and proxy for that meeting, also must be received on or before December 16, 2005 and be submitted in accordance with the requirements set forth in our bylaws.

Stockholder proposals should be sent to Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: John K. Schnock, Senior Vice President, Corporate Secretary and Counsel. We urge that any stockholder proposals be sent certified mail, return-receipt requested.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      Independence files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations. If you would like to request documents, please do so by [ •  ], in order to receive them before the special meeting.
      The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Independence Filings:	Periods:

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005
Current Reports on Form 8-K	Filed January 28, 2005, April 28, 2005, May 19, 2005, May 27, 2005, September 22, 2005, September 26, 2005, October 25, 2005, October 27, 2005 and November 23, 2005
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [ •  ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SOVEREIGN BANCORP, INC.,
ICELAND ACQUISITION CORP.
AND
INDEPENDENCE COMMUNITY BANK CORP.
DATED AS OF OCTOBER 24, 2005

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

2005 Annual Bonuses	A-32
2005 Plan	A-4
Acquisition Proposal	A-28
Agreement	A-1
Annual Bonus Plans	A-32
Banco Santander	A-2
Bank Merger	A-36
BIF	A-8
Business Combination	A-41
Business Day	A-2
Certificate	A-3
Certificate of Merger	A-1
Change in ICBC Recommendation	A-27
Citigroup	A-22
Closing	A-2
Closing Date	A-2
Code	A-5
Confidentiality Agreement	A-27
Converted Awards	A-5
Derivatives Contract	A-19
DGCL	A-1
Dissenting Shares	A-4
Divisional Board	A-36
Effective Time	A-1
Environmental Laws	A-17
ERISA	A-14
ERISA Affiliate	A-14
Exchange Act	A-10
Exchange Agent	A-5
Exchange Fund	A-5
Executive Equity Awards	A-4
Fannie Mae	A-18
FDIC	A-8
FHLB	A-8
Freddie Mac	A-18
GAAP	A-7
Ginnie Mae	A-18
Governmental Entity	A-10
HOLA	A-8
HSR Act	A-10
HUD	A-18
ICBC	A-1
ICBC 401(k) Plan	A-31
ICBC Common Stock	A-3
ICBC Contract	A-15
ICBC Disclosure Schedule	A-7
ICBC Employees	A-30
ICBC ESOP	A-31
ICBC Insiders	A-37
ICBC Preferred Stock	A-8
ICBC Recommendation	A-27
ICBC Regulatory Agreement	A-16
ICBC Reports	A-11
ICBC Stock Plans	A-9
ICBC Stockholder Approval	A-10
ICBC Stockholders Meeting	A-27
Indemnified Parties	A-34
Independence Bank	A-8
Insurance Amount	A-35
Investment Agreement	A-2
Lehman	A-12
Liens	A-9
Loans	A-19
Material Adverse Effect	A-7
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merrill Lynch	A-12
NDC Plans	A-31
New York Division	A-36
Option	A-4
OTS	A-10
PHH Mortgage	A-25
Plan Participant	A-33
Plans	A-14
Pool	A-18
Proxy Statement	A-26
Requisite Regulatory Approvals	A-38
Restricted Share	A-4
Retention Bonus Plan	A-33
Retention Bonuses	A-33
RSUs	A-4
SAIF	A-8
SEC	A-10

A-iv

Section 16 Information	A-37
Securities Act	A-11
Senior Executives	A-34
Severance Agreements	A-34
Significant Subsidiary	A-28
Sovereign	A-1
Sovereign 401(k) Plan	A-31
Sovereign Common Stock	A-5
Sovereign ESOP	A-31
Sovereign Fee	A-42
Sovereign Plan	A-30
Sovereign Regulatory Agreement	A-22
Subsidiary	A-8
Superior Proposal	A-29
Surviving Corporation	A-1
Tax Return	A-14
Taxes	A-13
Termination Fee	A-41
VA	A-18
Vacation Policy	A-34
Voting Debt	A-9

A-v

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among SOVEREIGN BANCORP, INC., a Pennsylvania corporation (“Sovereign”), ICELAND ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Sovereign (“Merger Sub”), and INDEPENDENCE COMMUNITY BANK CORP., a Delaware corporation (“ICBC”).
      WHEREAS, the respective Boards of Directors of each of Sovereign, Merger Sub and ICBC have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into ICBC (the “Merger”), and such Boards of Directors have approved the Merger (and, in the case of the Board of Directors of ICBC, have declared this Agreement advisable and recommended that it be adopted by ICBC’s stockholders), upon the terms and subject to the conditions set forth in this Agreement; and
      WHEREAS, Sovereign, Merger Sub and ICBC desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.
      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
The Merger
      1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into ICBC. ICBC shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
      1.2. Effective Time. Merger Sub and ICBC shall prepare the certificate of merger for the Merger (the “Certificate of Merger”), which shall be filed with the Secretary of State of the State of Delaware on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, which shall be upon the filing of the Certificate of Merger or at such other time as the parties may agree and as is set forth in the Certificate of Merger.
      1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL.
      1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, and assuming satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing (as hereinafter defined), the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern time on July 1, 2006, provided that (i) the Closing shall occur no later than the date of the closing under the Investment Agreement, dated as of October 24, 2005, between Banco Santander Central Hispano, S.A., a Spanish sociedad anónima (“Banco Santander”), and Sovereign (the “Investment Agreement”) and (ii) the parties shall use reasonable best efforts to satisfy all conditions set forth in Article VIII as soon as practicable and if such conditions are satisfied prior to July 1, 2006, the parties shall cooperate in good faith to close on a date prior to July 1, 2006 mutually acceptable to the parties and as soon as reasonably practicable after the date hereof (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of New York or the City of Philadelphia are required or authorized by law to be closed.

      1.5. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
      1.6. By-laws. At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
      1.7. Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified.
      1.8. Change to Structure of Merger. The parties may at any time change the method of effecting the combination if and to the extent requested by any party and consented to by the other parties (such consent not to be unreasonably withheld); provided, however, that no such change shall: (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the tax treatment of ICBC’s stockholders as a result of receiving the Merger Consideration or the tax treatment of any party pursuant to this Agreement, or (iii) materially impede or delay completion of the transactions contemplated by this Agreement.
      1.9. Adjustment. If at any time between the date of this Agreement and the Effective Time, ICBC shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, the outstanding shares of ICBC Common Stock, the Merger Consideration shall be multiplied by a fraction, the numerator of which shall be the number of shares of ICBC Common Stock outstanding immediately before, and the denominator of which shall be the number of such shares outstanding immediately after, the occurrence of such event, and the resulting product shall from and after the date of such event be the Merger Consideration, subject to further adjustment in accordance with this sentence.
ARTICLE II
Consideration; Exchange Procedures
      2.1. Conversion of ICBC Common Stock. At the Effective Time, by virtue of the Merger:

(a) Each share of common stock, par value $0.01 per share, of ICBC (“ICBC Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as provided in Section 2.1(c) and other than any Dissenting Shares (as hereinafter defined)), shall, by virtue of the Merger, be converted into the right to receive $42 in cash (the “Merger Consideration”).

(b) All shares of ICBC Common Stock (other than shares to be cancelled pursuant to Section 2.1(c) and other than Dissenting Shares) shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of ICBC Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of ICBC Common Stock, except the right to receive the Merger Consideration upon the surrender of such Certificate and any dividends declared in respect of the ICBC Common Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time. Following the Effective Time, upon surrender of Certificates in accordance with Article III, the Surviving Corporation shall pay to the holders of Certificates as of the Effective Time any unpaid dividends declared in respect of the ICBC Common Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

(c) Each share of ICBC Common Stock owned directly by Sovereign, any Sovereign Subsidiary (including Merger Sub), ICBC, or any ICBC Subsidiary (other than shares held in trust accounts, managed accounts, custodial or nominee accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Notwithstanding anything in this Agreement to the contrary, shares of ICBC Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) (“Dissenting Shares”) shall not be converted into a right to receive Merger Consideration, but shall have the rights set forth in Section 262 of the DGCL (or any successor provision) unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to payment or appraisal, each such share of such holder shall be converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 2.1. ICBC shall give prompt notice to Sovereign of any demands received by ICBC for appraisal of shares of ICBC Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by ICBC, and Sovereign shall have the right to participate in all negotiations and proceedings with respect to such demands. ICBC shall not, except with the prior written consent of Sovereign, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

      2.2. Treatment of ICBC Stock Options and Restricted Shares. (a) Except as otherwise provided in Section 2.2(c), as of the Effective Time, each option to purchase ICBC Common Stock (each, an “Option”) that is outstanding and unexercised, whether vested or unvested, shall be cancelled, and, in exchange for the cancellation of such Option, the holder thereof shall be paid by ICBC (and, if requested by ICBC, Sovereign shall provide cash to ICBC for such payment) at the Effective Time in cash, net of withholding, an amount equal to the excess, if any, of (i) the Merger Consideration, over (ii) any exercise price or other amount that would have to be paid in order to receive the ICBC Common Stock that is subject to such Option.
      (b) Except as otherwise provided in Section 2.2(c), each share (each, a “Restricted Share”) of ICBC Common Stock granted subject to vesting or other lapse restrictions pursuant to any ICBC Stock Plan (as hereinafter defined) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1.
      (c) Prior to the Effective Time, ICBC shall adopt such resolutions as are necessary to (i) give effect to the transactions contemplated by this Section 2.2, and (ii) cause certain Options and restricted stock units on ICBC Common Stock (“RSUs”) granted under the ICBC 2005 Stock Incentive Plan (the “2005 Plan”) prior to the Effective Time to certain ICBC Employees (the “Executive Equity Awards”) to be exempt from any provisions under the 2005 Plan that would cause such awards to become fully vested and/or cancelled in exchange for, with respect to each such Option, the amount described in Section 2.2(a) above and for each RSU, an amount equal to the Merger Consideration, and instead be converted into options to purchase, and restricted stock units on, shares of common stock, without par value, of Sovereign (“Sovereign Common Stock”) on the same terms and conditions as the Executive Equity Awards were granted (the “Converted Awards”), which exchange shall be effected in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder.

ARTICLE III
Exchange of Certificates for Merger Consideration
      3.1. Sovereign to Make Merger Consideration Available. Sovereign shall appoint an agent, who shall be reasonably acceptable to ICBC (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. Prior to the Effective Time, Sovereign shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, an amount of cash sufficient to make all payments pursuant to Article II (such cash amount, the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by Sovereign; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of ICBC Common Stock and following any losses Sovereign shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of ICBC in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to or at the direction of Sovereign.
      3.2. Exchange of Shares. (a) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, Sovereign shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate (plus any dividend amount payable as described in Section 2.1(b)), and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates on the Merger Consideration payable upon the surrender of the Certificates. Until surrendered as contemplated by this Article III, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1 (plus any dividend amount payable as described in Section 2.1(b)).
      (b) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.
      (c) Any portion of the Exchange Fund that remains unclaimed by the stockholders of ICBC for twelve months after the Effective Time shall be paid, at the request of Sovereign, to Sovereign. Any stockholders of ICBC who have not theretofore complied with this Article III shall thereafter look only to Sovereign for payment of the Merger Consideration deliverable in respect of each share of ICBC Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Sovereign, ICBC, the Exchange Agent or any other person shall be liable to any former holder of shares of ICBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of ICBC Common Stock immediately prior to such time when the amounts would, pursuant to applicable law, otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of Sovereign free and clear of any claims or interest of any person previously entitled thereto.

      (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sovereign, the posting by such person of a bond in such amount as Sovereign may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
      (e) Sovereign or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of ICBC Common Stock such amounts as Sovereign or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Sovereign or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the ICBC Common Stock in respect of whom such deduction and withholding were made by Sovereign or the Exchange Agent.
ARTICLE IV
Representations and Warranties of ICBC
      4.1. Disclosure Schedule; Disclosure Standard. As of the date hereof, ICBC has delivered to Sovereign a schedule (the “ICBC Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI. No representation or warranty of ICBC contained in this Article IV shall be deemed untrue or incorrect, and ICBC shall not be deemed to have breached a representation or warranty, or to have failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with that or any other representation or warranty, has had or is reasonably likely to have a Material Adverse Effect (as hereinafter defined).
      As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of ICBC and its Subsidiaries (as hereinafter defined) taken as a whole or a material adverse effect on ICBC’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect resulting from or attributable to (i) any change in laws, rules or regulations or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) this Agreement (including the announcement thereof) or the transactions contemplated hereby, any action of Sovereign or its Subsidiaries or any action or omission of ICBC or its Subsidiaries taken or omitted to be taken pursuant to the terms of this Agreement or with the consent or at the direction of Sovereign, (iii) changes in general economic conditions or interest rates or any other events, conditions or trends affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, or (iv) expenses and costs incurred in connection with the transactions contemplated hereby; and provided, further, that a decrease in the trading or market price of the ICBC Common Stock shall not be considered, by itself, to constitute a Material Adverse Effect.

      ICBC hereby represents and warrants to Sovereign that, except as set forth in the ICBC Disclosure Schedule or the ICBC Reports (as hereinafter defined) filed prior to the date hereof:
      4.2. Corporate Organization.
      (a) ICBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. ICBC is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”), and qualified as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA. The copies of the certificate of incorporation and by-laws of ICBC which have previously been made available to Sovereign are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
      (b) Each Subsidiary of ICBC (i) is duly organized and validly existing as a savings bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. The copies of the organization certificate and by-laws of Independence Community Bank (“Independence Bank”) which have previously been made available to Sovereign are true, complete and correct copies of such documents as in effect as of the date of this Agreement. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.
      (c) Except for its ownership of Independence Bank, ICBC does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). There are no ICBC Subsidiaries other than Independence Bank and those identified in the ICBC Disclosure Schedule. Independence Bank is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) and the Savings Association Insurance Fund (“SAIF”) to the fullest extent permitted by law. Independence Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of New York.
      4.3. Capitalization.
      (a) The authorized capital stock of ICBC consists of 250,000,000 shares of ICBC Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share, of ICBC (the “ICBC Preferred Stock”). As of the date hereof, there were 81,875,856 shares of ICBC Common Stock outstanding (including 3,661,366 unallocated shares of ICBC Common Stock held in the ICBC Employee Stock Ownership Program), no shares of ICBC Preferred Stock outstanding and 22,367,964 shares of ICBC Common Stock held in ICBC’s treasury. As of the date of this Agreement, no shares of ICBC Common Stock or ICBC Preferred Stock were reserved for issuance, except for an aggregate of 6,948,405 shares of ICBC Common Stock reserved for issuance (i) upon the exercise of stock options pursuant to the 1993 Broad National Incentive Stock Option Plan, 1993 Broad National Directors Non-Statutory Stock Option Plan, 1996 Broad National Incentive Stock Option Plan, 1996 Broad National Bancorporation Directors Non-Statutory Stock Option Plan, Statewide Financial Corp. 1996 Incentive Stock Option Plan, Staten Island Bancorp, Inc. Amended and Restated 1998 Stock Option Plan, ICBC Community Bank Corp. 1998 Stock Option Plan, ICBC Community Bank Corp. 2002 Stock Incentive Plan and ICBC Community Bank Corp. 2005 Stock Incentive Plan (collectively, the “ICBC Stock Plans”) and (ii) in payment of directors fees pursuant to ICBC’s Directors Fee Plan. All of the issued and outstanding shares of ICBC

Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, ICBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ICBC Common Stock or ICBC Preferred Stock or any other equity securities of ICBC or any securities representing the right to purchase or otherwise receive any shares of ICBC capital stock (including any rights plan or agreement).
      (b) Except as set forth in Section 4.3(b) of the ICBC Disclosure Schedule, ICBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of ICBC’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither ICBC nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of ICBC or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.
      (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ICBC’s stockholders may vote (“Voting Debt”) have been issued by ICBC and are outstanding.
      (d) Except as set forth on the ICBC Disclosure Schedule and except for the ICBC Subsidiaries, none of: (i) ICBC, (ii) Independence Bank, or (iii) any other ICBC Subsidiary, owns more than 5% of the outstanding equity interests, directly or indirectly, of any other company or controls any other company, except for equity interests held in the investment portfolios of ICBC Subsidiaries, equity interests held by ICBC Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of ICBC Subsidiaries, or other securities and interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted. There are no subscriptions, options, warrants, calls, commitments, agreements or other rights outstanding and held by ICBC or Independence Bank with respect to the acquisition of any material amount of any other company’s capital stock or of the equity of any other person.
      4.4. Authority; No Violation.
      (a) ICBC has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the stockholders of ICBC under the DGCL and in accordance with ICBC’s certificate of incorporation and by-laws (the “ICBC Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly approved by all necessary corporate action and, except for the ICBC Stockholder Approval, no other corporate or stockholder proceedings on the part of ICBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ICBC and (assuming due authorization, execution and delivery by Sovereign and Merger Sub) constitutes a valid and binding obligation of ICBC, enforceable against ICBC in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by ICBC nor the consummation by ICBC of the transactions contemplated hereby, nor compliance by ICBC with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of ICBC or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.5 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ICBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ICBC or any of its Subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (including any ICBC Contract) to which ICBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
      4.5. Consents and Approvals. Except for (i) the approval of the Merger by the Office of Thrift Supervision (“OTS”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement (as hereinafter defined), other filings or approvals as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or applicable state securities laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the ICBC Stockholder Approval, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (vi) the consents and approvals set forth in Section 4.5 of the ICBC Disclosure Schedule, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by ICBC of this Agreement and (B) the consummation by ICBC of the Merger and the other transactions contemplated hereby. As of the date of this Agreement, ICBC does not know of any reason why any Requisite Regulatory Approval (as hereinafter defined) should not be obtained on a timely basis, or will be received with conditions, limitations or restrictions that would reasonably be expected to adversely impact ICBC’s ability to complete the transactions contemplated by this Agreement.
      4.6. SEC Documents; Other Reports. (a) ICBC has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2002 (the “ICBC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the ICBC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ICBC Reports, and none of the ICBC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the ICBC Reports. None of ICBC’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
      (b) ICBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of ICBC and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the knowledge of ICBC, threatened an investigation into the business or operations of ICBC or any of its Subsidiaries since December 31, 2002. There is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, ICBC or any of its Subsidiaries.
      4.7. Financial Statements; Undisclosed Liabilities; Internal Controls. (a) The financial statements of ICBC (including any related notes thereto) included in the ICBC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of ICBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
      (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of ICBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, as filed with the SEC, or (ii) liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice, neither ICBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.
      (c) ICBC has designed disclosure controls and procedures to ensure that material information relating to ICBC, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of ICBC by others within those entities.
      (d) ICBC has disclosed, based on its most recent evaluation prior to the date hereof, to ICBC ’s auditors and the audit committee of ICBC’s Board of Directors and in Section 4.7(d) of the ICBC Disclosure Schedule (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect ICBC’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ICBC’s internal controls over financial reporting.
      (e) The records, systems, controls, data and information of ICBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ICBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the ICBC Reports filed with the SEC prior to the date hereof, ICBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and as of the date hereof, ICBC has not identified any material weaknesses in the design or operation of internal controls over financial reporting.
      4.8. Broker’s Fees. Except for Merrill Lynch & Co., Inc. (“Merrill Lynch”) and Lehman Brothers Inc. (“Lehman”), neither ICBC nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. The engagement letters with Merrill Lynch and Lehman relating to their respective engagements as ICBC’s financial advisors in connection with the transactions contemplated by this Agreement have been made available to Sovereign.
      4.9. Absence of Certain Changes or Events. (i) Since June 30, 2005, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) from June 30, 2005 to the date hereof, neither ICBC nor any of its Subsidiaries have taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.
      4.10. Legal Proceedings. As of the date hereof, neither ICBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of ICBC’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ICBC or any of its Subsidiaries. None of ICBC, or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      4.11. Taxes. Except as set forth in Section 4.11 of the ICBC Disclosure Schedule:

(a) Each of ICBC and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of ICBC (in accordance with GAAP) for all Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of ICBC or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either ICBC or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither ICBC nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is ICBC) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) None of ICBC or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to ICBC or any of its Subsidiaries.

(e) None of ICBC or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All Taxes required to be withheld, collected or deposited by or with respect to ICBC and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Neither ICBC nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Neither ICBC nor any ICBC Subsidiary filed a consent prior to January 1, 2004 to the application of Section 341(f) of the Code.

(i) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(j) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
      4.12. Employees; Employee Benefit Plans.
      (a) Section 4.12(a) of the ICBC Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor) under which any current or former employee, director or independent contractor of ICBC or any of its Subsidiaries has any present or future right to benefits and under which ICBC or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements, whether or not material, shall be collectively referred to as the “Plans”.
      (b) With respect to each Plan, ICBC has made available to Sovereign a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
      (c) (i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject ICBC or any of its Subsidiaries, solely by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code; and (iv) except as set forth in Section 4.12(c) of the ICBC Disclosure Schedule, no Plan provides retiree welfare benefits and neither ICBC nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.
      (d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)) and none of ICBC, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
      (e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of ICBC or any of its Subsidiaries, threatened and, (ii) no facts or circumstances exist to the knowledge of ICBC or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims.
      (f) Except as set forth in Section 4.12(f) of the ICBC Disclosure Schedule, no Plan exists that could reasonably be expected to result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
      4.13. Compliance With Applicable Law. ICBC and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under all, and are not in violation of any, and have conducted their respective businesses in compliance with, applicable law, statute, order, rule or regulation of any Governmental Entity relating to ICBC or any of its Subsidiaries.
      4.14. Certain Contracts. (a) Except as set forth in Section 4.14(a) of the ICBC Disclosure Schedule, as of the date of this Agreement, neither ICBC nor any of its Subsidiaries is a party to or is bound by any contract, written arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement and which has not been filed with the SEC as so required, (ii) which is between ICBC or any of its Subsidiaries, on the one hand, and any entity (other than any of ICBC’s Subsidiaries) in which ICBC holds an equity investment that is accounted for using the equity method of accounting, on the other hand, or (iii) which limits the freedom of ICBC or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires ICBC or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in Section 4.14(a) of the ICBC Disclosure Schedule, is referred to herein as an “ICBC Contract”.
      (b) (i) Each ICBC Contract is valid and binding on ICBC or its applicable Subsidiary and in full force and effect, except to the extent such ICBC Contract or any portion thereof has expired in accordance with its terms, (ii) ICBC and each of its Subsidiaries has performed all obligations required to be performed by it to date under each ICBC Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of ICBC or any of its Subsidiaries or, to the knowledge of ICBC, any other party thereto, under any such ICBC Contract.
      4.15. Regulatory Matters. Except as set forth in Section 4.15 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the ICBC Disclosure Schedule, an ”ICBC Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has ICBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting ICBC or any ICBC Subsidiary to enter into or become bound by any ICBC Regulatory Agreement. ICBC and Independence Bank meet or exceed all applicable regulatory capital requirements, and Independence Bank is “well capitalized” under such regulatory requirements.
      4.16. ICBC Information. The information contained in the Proxy Statement (other than any information relating to Sovereign and its Subsidiaries provided by Sovereign for inclusion in the Proxy Statement) and the information relating to ICBC and its Subsidiaries to be provided by ICBC for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof as relate only to Sovereign or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.
      4.17. Title to Property.
      (a) Real Property. ICBC and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially interfere with the present or proposed use of such properties. All real property and fixtures material to the business, operations or financial condition of ICBC and its Subsidiaries are in good condition and repair.
      (b) Personal Property. ICBC and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens.
      (c) Leased Property. All leases of real property and all other leases material to ICBC and its Subsidiaries under which ICBC or a Subsidiary, as lessee, leases such real or other personal property are in full force and effect in accordance with their respective terms, and there is not under such lease any existing default by ICBC or such Subsidiary or, to the knowledge of ICBC, any other party thereto, or any event which with notice or lapse of time would constitute such a default.
      (d) Insurance. ICBC and its Subsidiaries currently maintain insurance considered by ICBC to be reasonably prudent for their respective operations. As of the date hereof, neither ICBC nor any of its Subsidiaries has received notice from any insurance carrier that: (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. All such insurance, to ICBC’s knowledge, is in full force and effect, and within the last three years ICBC and each of its Subsidiaries has received each type of material insurance coverage for which they have applied.
      4.18. Environmental Liability. Except as set forth in Section 4.18 of the ICBC Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on ICBC or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of ICBC, threatened against ICBC or any of its Subsidiaries. To the knowledge of ICBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation. To the knowledge of ICBC, during the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property. ICBC has previously made available to Sovereign copies of any and all environmental reports, studies, assessments and information in its possession and prepared by or at the request of ICBC since December 31, 2003 regarding underground storage tanks or relating to the environmental condition of any property owned or operated by ICBC or any ICBC Subsidiary. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.18 are the only representations and warranties of ICBC in this Agreement with respect to Environmental Laws or materials regulated under Environmental Laws.
      4.19. Opinion of Financial Advisor. ICBC has received the opinion of each of Merrill Lynch and Lehman, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of ICBC in the Merger is fair from a financial point of view to such holders of ICBC Common Stock.
      4.20. Intellectual Property. ICBC and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, necessary for the conduct of their existing businesses. Neither ICBC nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither ICBC nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.
      4.21. Labor Matters. Neither ICBC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ICBC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ICBC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to ICBC’s knowledge, threatened, nor is ICBC aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
      4.22. Loan Matters. (a) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, ICBC’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.
      (b) Except as set forth in Section 4.22(b) of the ICBC Disclosure Schedule, none of the agreements pursuant to which ICBC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
      (c) Each of ICBC and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage Loans.
      (d) None of ICBC or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. ICBC has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of ICBC and its Subsidiaries or to increase the guarantee fees payable to such investor.
      (e) Each of ICBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
      (f) To the knowledge of ICBC, each Loan included in a pool of Loans originated, acquired or serviced by ICBC or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.
      4.23. Related Party Transactions. ICBC has filed with the ICBC Reports all agreements with affiliates of ICBC that are required to be so filed by the Securities Act and the rules and regulations of the SEC promulgated thereunder, or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable. As of the date hereof, no extensions of credit (including commitments to extend credit) (“Loans”) to any affiliate of ICBC are presently in default or, during the three year period prior to the date of this Agreement, have been in default or have been restructured, modified or extended. As of the date hereof, neither ICBC nor Independence Bank has been notified that principal and interest with respect to any such Loan will not be paid when due or that the Loan grade classification accorded such Loan by Independence Bank is considered incorrect by any applicable Governmental Entity.
      4.24. Takeover Laws. ICBC has taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby, from Section 203 of the DGCL.
      4.25. Interest Rate Risk Management Instruments. (i) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of ICBC or any of its Subsidiaries or for the account of a customer of ICBC or any of its

Subsidiaries (each, a “Derivatives Contract”), were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of ICBC or one of its Subsidiaries and, to the knowledge of ICBC, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) ICBC or its Subsidiaries and, to the knowledge of ICBC, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to ICBC’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
      4.26. Community Reinvestment Act. ICBC received a rating of at least “Satisfactory” in connection with its last Community Reinvestment Act examination, and is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act.
      4.27. Credit Card Accounts. Except as set forth in Section 4.27 of the ICBC Disclosure Schedule, neither ICBC nor any ICBC Subsidiary originates, maintains or administers credit card accounts.
      4.28. Merchant Processing. Except as set forth in Section 4.28 of the ICBC Disclosure Schedule, neither ICBC nor any ICBC Subsidiary provides merchant credit card processing services to any merchants.
ARTICLE V
Representations and Warranties of Sovereign
      5.1. Disclosure Standard. No representation or warranty of Sovereign contained in this Article V shall be deemed untrue or incorrect, and Sovereign shall not be deemed to have breached a representation or warranty, or to have failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with that or any other representation or warranty, has had or is reasonably likely to have a material adverse effect on Sovereign’s ability to consummate the transactions contemplated by this Agreement on a timely basis.
      Sovereign hereby represents and warrants to ICBC that, except as set forth in the Sovereign Reports filed prior to the date hereof:
      5.2. Corporate Organization. (a) Each of Sovereign and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania (in the case of Sovereign) or Delaware (in the case of Merger Sub). Each of Sovereign and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Sovereign is duly registered as a savings and loan holding company under HOLA. The copies of the certificate of incorporation and by-laws of each of Sovereign and Merger Sub which have previously been made available to ICBC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
      (b) Each Subsidiary of Sovereign other than Merger Sub (i) is duly organized and validly existing as a savings bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
      (c) Except for its ownership of Sovereign Bank, Sovereign does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C.

Section 1813(c)(1)). Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the FDIC through the SAIF to the fullest extent permitted by law. Sovereign Bank is a member in good standing of the FHLB of Pittsburgh.
      (d) Sovereign owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever.
      5.3. Authority; No Violation.
      (a) Each of Sovereign and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly approved by all necessary action of the Boards of Directors of each of Sovereign and Merger Sub, and prior to the Effective Time will be duly and validly authorized by all necessary action by Sovereign as the sole stockholder of Merger Sub, and no other corporate or stockholder proceedings on the part of Sovereign or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Sovereign and Merger Sub and (assuming due authorization, execution and delivery by ICBC) constitutes a valid and binding obligation of each of Sovereign and Merger Sub, enforceable against each such corporation in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with any of the terms or provisions hereof, in each case by each of Sovereign and Merger Sub will (i) violate any provision of the certificate of incorporation or by-laws of Sovereign or Merger Sub or any of the similar governing documents of any of Sovereign’s other Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign, Merger Sub or any of Sovereign’s other Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sovereign, Merger Sub or any of Sovereign’s other Subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sovereign, Merger Sub or any of Sovereign’s other Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
      (c) No vote or consent of the holders of any class or series of capital stock of Sovereign is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Sovereign as the sole stockholder of Merger Sub (which consent or approval will be obtained prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
      5.4. Consents and Approvals. Except for (i) the approval of the Merger by the OTS, (ii) the making of any filings or the receipt of any approvals under applicable state securities laws, (iii) the filing by Merger Sub of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) any notices or filings under the HSR Act, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any other third party are necessary in connection with (A) the execution and delivery by each of Sovereign and Merger Sub of this Agreement and (B) the consummation by Merger Sub of the Merger and the consummation by each of Sovereign and Merger Sub of the other transactions contemplated hereby. As of the date of this Agreement, Sovereign does not know of any reason why any Requisite Regulatory Approval should not be obtained on a timely basis.

      5.5. Broker’s Fees. Except for Citigroup Global Markets Inc. (“Citigroup”), J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., none of Sovereign, Merger Sub nor any other Subsidiary of Sovereign, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
      5.6. Legal Proceedings. As of the date hereof, neither Sovereign nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Sovereign’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sovereign or any of its Subsidiaries.
      5.7. Agreements With Regulatory Agencies. Neither Sovereign nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Sovereign Regulatory Agreement”), any Governmental Entity, nor has Sovereign or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting Sovereign or any of its Subsidiaries to enter into or become bound by any such Sovereign Regulatory Agreement.
      5.8. Sovereign Information. The information relating to Sovereign and its Subsidiaries to be provided by Sovereign to be contained in the Proxy Statement, any filing pursuant to Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
      5.9. Financing. Sovereign and Merger Sub will have available to them at the Effective Time immediately available funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.
      5.10. Opinion of Financial Advisor. Citigroup has provided Sovereign with its opinion to the effect that, as of the date of approval of this Agreement by the board of directors of Sovereign, and based upon and subject to the matters set forth therein, the consideration (defined in the Citigroup opinion to include (a) the shares of Sovereign Common Stock issued or sold to Banco Santander pursuant to the Investment Agreement, plus (b) the amount of cash consideration paid to ICBC stockholders as Merger Consideration pursuant to this Agreement to the extent such amount exceeds the cash consideration received from Banco Santander in connection with the purchase of Sovereign Common Stock by Banco Santander pursuant to the Investment Agreement), is fair to Sovereign from a financial point of view.
      5.11. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
      5.12. Ownership of Shares. As of the date of this Agreement, none of Sovereign, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of ICBC and none of Sovereign, Merger Sub or their respective affiliates holds any rights to acquire any such shares except pursuant to this Agreement.
      5.13. Investment Agreement. On or prior to the date of this Agreement, Sovereign has delivered to ICBC a true and complete copy of the Investment Agreement. The Investment Agreement, in the form so delivered, is valid and binding on Sovereign and, to the knowledge of Sovereign, Banco Santander, and is in full force and effect. As of the date hereof, each of the representations and warranties of Sovereign and, to the knowledge of Sovereign, Banco Santander in the Investment Agreement are true and correct in all material respects. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default of any provision of the Investment Agreement by Sovereign or, to the knowledge of Sovereign, Banco Santander.

ARTICLE VI
Covenants Relating to Conduct of Business
      6.1. Conduct of Business of ICBC Prior to the Effective Time. Except as otherwise contemplated or permitted by this Agreement, as required by law or regulation or at the direction of a Governmental Entity of competent jurisdiction or with the prior written consent of Sovereign, during the period from the date of this Agreement to the Effective Time, ICBC shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to (A) maintain and preserve intact its business organization, and its material rights, authorizations, franchises and other authorizations issued by Governmental Entities and (B) preserve its advantageous business relationships with customers, vendors and others doing business with it, and (iii) conduct its lending activities in the ordinary course of business in accordance with its current lending policies and practices.
      6.2. ICBC Forbearances. Except as otherwise contemplated or permitted by this Agreement, as set forth in Section 6.2 of the ICBC Disclosure Schedule or as required by applicable law or regulation or at the direction of a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement to the Effective Time, ICBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sovereign, which consent shall not be unreasonably withheld or delayed:

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than (A) regular quarterly cash dividends on ICBC Common Stock consistent with past practice in an amount not to exceed $0.27 per share, and (B) dividends paid by any of the Subsidiaries of ICBC so long as such dividends are only paid to ICBC or any of its other wholly owned Subsidiaries; or (iii) issue or commit to issue any additional shares of capital stock, Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt, other than (A) the issuance of shares of ICBC Common Stock issuable in accordance with the terms of Options or any ICBC Stock Plan or (B) the grant of equity awards based on ICBC Common Stock (and issuances of shares of ICBC Common Stock pursuant thereto) in the ordinary course of business at an aggregate level of such awards that is consistent with past practice (including any such grants or issuances made to attract or retain (or promote) employees) but which level shall in no event exceed 500,000 shares of ICBC Common Stock.

(b) enter into any new material line of business;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) in the ordinary course of business consistent with past practice, or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement;

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof that would be material, individually or in the aggregate, to ICBC, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices; provided that ICBC will consult with Sovereign with respect to any proposed acquisition permitted pursuant to this clause (d);

(e) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of ICBC or its Subsidiaries, except in the ordinary course of business or as may be required pursuant to the terms of any Plan or agreement; (ii) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; or (iii) grant any severance or termination pay (other than pursuant to Plans or agreements of ICBC or ICBC Subsidiaries in effect on the date hereof and listed on the ICBC Disclosure Schedule);

(f) other than expenditures budgeted in ICBC’s capital expenditure budget and other than any unplanned capital expenditures as reasonably determined by ICBC for casualty loss and repair and replacement of damaged property, plant and equipment, make any capital expenditures in excess of $5,000,000 in the aggregate;

(g) make application for the opening or relocation of any, or open or relocate any, branch office;

(h) except in the ordinary course of business consistent with past practices, (A) incur any indebtedness for borrowed money, or (B) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of ICBC (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

(i) amend its certificate of incorporation, by-laws or similar governing documents;

(j) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under GAAP as concurred in by ICBC’s independent public accountants;

(k) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(l) waive or release any rights of material value, or materially modify or amend any ICBC Contract, in each case other than in the ordinary course of business consistent with past practice;

(m) enter into any Derivative Contract or similar commitment, agreement or arrangement, other than Derivative Contracts entered into with Fannie Mae and PHH Mortgage Corporation, a New Jersey corporation (“PHH Mortgage”) in the ordinary course of business;

(n) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied (or in the satisfaction thereof being materially delayed) or in a Requisite Regulatory Approval not being obtained (or being materially delayed); or

(o) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

      6.3. Sovereign Forebearances. Except as required by law or regulation or at the direction of a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement to the Effective Time, Sovereign shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of ICBC, which consent shall not be unreasonably withheld or delayed, (i) enter into or consummate any agreements or transactions for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) or joint venture or other transaction or agreement if, in any such cases, such agreement or transaction would, individually or in the aggregate, reasonably be expected to impair the ability of Sovereign or Merger Sub to perform their obligations hereunder on a timely basis or prevent, impede, interfere with, hinder or delay the timely consummation of the transactions contemplated hereby; (ii) take any action that is intended or may reasonably be expected to result in (x) any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied (or the satisfaction thereof being materially delayed) or (y) a Requisite Regulatory Approval not being obtained (or being materially delayed), it being understood, however, that any action by Sovereign pursuant to or relating to the Investment Agreement shall be governed by Section 7.9 in lieu of this clause (ii); or (iii) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

ARTICLE VII
Additional Agreements
      7.1. Regulatory Matters. (a) ICBC shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement relating to the matters to be submitted to the ICBC stockholders at the ICBC Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”).
      (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. ICBC and Sovereign shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to ICBC and Sovereign, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.
      (c) Sovereign and ICBC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Sovereign, ICBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, and each of Sovereign and ICBC will promptly correct any such information in the event it becomes materially false or misleading.
      (d) ICBC and Sovereign shall promptly furnish each other with copies of all written communications received by ICBC and Sovereign, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
      7.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, ICBC shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Sovereign access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of ICBC and its Subsidiaries, and, during such period, ICBC shall, and shall cause its Subsidiaries to, make available to Sovereign all other information concerning its business, properties and personnel as Sovereign may reasonably request. In addition, during the period prior to the Effective Time, ICBC shall permit employees of Sovereign reasonable access to and participation in material discussions relating to problem Loans, Loan restructurings, Loan workouts and Derivative Contracts (other than any Derivative Contracts entered into in the ordinary course of business with Fannie Mae and PHH Mortgage), and other material asset/liability activities of ICBC and Independence Bank; provided that neither Sovereign nor any Sovereign employee shall have any decision-making authority with respect to such matters. Neither ICBC nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
      (b) Sovereign shall hold all information furnished by ICBC or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated September 30, 2005, between Sovereign and ICBC (the “Confidentiality Agreement”).
      (c) No investigation by Sovereign or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of ICBC set forth herein.
      7.3. Stockholder Approval. ICBC shall call a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (the “ICBC Stockholders Meeting”) for the purpose of obtaining the ICBC Stockholder Approval and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of ICBC shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of ICBC (the “ICBC Recommendation”); provided, however, that the Board of Directors of ICBC may (x) withdraw, modify, qualify in any manner adverse to Sovereign, condition or refuse to make such recommendation (collectively, a “Change in ICBC Recommendation”) or (y) take any other action or make any other public statement in connection with the ICBC Stockholders Meeting inconsistent with such recommendation if the Board of Directors of ICBC determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, ICBC shall not be required to hold the ICBC Stockholders Meeting if this Agreement is terminated prior thereto.
      7.4. Acquisition Proposals. (a) ICBC agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize its or its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as hereinafter defined), other than any such transaction permitted by Section 6.2, or any sale of 15% or more of the consolidated assets (including stock of its Subsidiaries) of ICBC and its Subsidiaries, taken as a whole, or any issuance or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal or offer (other than a proposal or offer made by Sovereign) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt by any person to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or publicly propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to the date of the ICBC Stockholders Meeting, ICBC receives an unsolicited bona fide Acquisition Proposal, ICBC may, and may permit its Subsidiaries and its and their representatives to, prior to the ICBC Stockholders Meeting, (x) furnish or cause to be furnished confidential information or data, (y) participate in such negotiations or discussions and (z) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal if ICBC’s Board of Directors concludes in good faith after consultation with its legal counsel and financial advisors that, in the case of any action described in clauses (x) or (y) above, such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined) and, in the case of any action described in clause (z) above, such Acquisition Proposal constitutes a Superior Proposal; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, ICBC shall have entered into a confidentiality agreement with such third party on terms no less favorable to ICBC than the Confidentiality Agreement (provided that ICBC may enter into a confidentiality agreement without a standstill provision, or with standstill or other provisions less favorable to ICBC, if it waives or similarly modifies the corresponding provisions in the Confidentiality Agreement). The term “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X.
      (b) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the adoption of this Agreement by ICBC’s stockholders in accordance with this Agreement, ICBC’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was not solicited in material violation of Section 7.4(a), that such proposal is a Superior Proposal, ICBC or its Board of Directors may terminate this Agreement; provided, however, that ICBC shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless ICBC prior to or concurrently with such termination pursuant to this Section 7.4(b) pays to Sovereign the fee payable pursuant to Section 9.2(b); and provided, further, however, that ICBC shall not exercise its right to terminate this Agreement pursuant to this Section 7.4(b) until after 72 hours following the provision of written notice to Sovereign advising Sovereign that ICBC’s Board of Directors intends to cause ICBC to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal (it being understood that neither the delivery of such notice nor any subsequent public announcement thereof shall entitle Sovereign to terminate this Agreement pursuant to Section 9.1(f)) and that ICBC shall, during such 72-hour period, negotiate in good faith with Sovereign (to the extent requested by Sovereign) to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.
      (c) For purposes of this Agreement, “Superior Proposal” with respect to ICBC means a bona fide written Acquisition Proposal which the Board of Directors of ICBC concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions, the conditions to consummation and the likelihood of consummation), is more favorable to the stockholders of ICBC from a financial point of view than the transactions contemplated by this Agreement.
      (d) ICBC will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Sovereign with respect to any Acquisition Proposal. ICBC will promptly (within one Business Day) following the receipt of any Acquisition Proposal, or of any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise Sovereign of the material terms thereof and will keep Sovereign reasonably apprised of any material developments related thereto.
      (e) Nothing contained in this Agreement shall prevent ICBC or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal. Without limiting the foregoing, a communication by ICBC’s board of directors pursuant to Rule 14d-9(e)(3) and any similar communication shall not be deemed to constitute a Change in ICBC Recommendation.
      7.5. Legal Conditions to Merger. (a) Subject to the terms and conditions of this Agreement, each of Sovereign and ICBC shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by ICBC or Sovereign or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.
      (b) Subject to the terms and conditions of this Agreement, each of Sovereign and ICBC agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.
      7.6. Employee Benefits and Retention Bonuses
      (a) Employee Benefits, Generally; Continuation of Compensation.

(i) Subject to the other provisions of this Section 7.6 set forth below, and without limiting any additional rights that any employees of ICBC and its Subsidiaries as of immediately prior to the Effective Time (the “ICBC Employees”) may have under any Plan, on and after the Effective Time, the employee pension and welfare benefit plans of Sovereign and ICBC (as well as any other plan of ICBC providing for benefits not subject to ERISA) may, at Sovereign’s election and subject to the requirements of the Code, continue to be maintained separately, consolidated, frozen or terminated.

(ii) Notwithstanding the foregoing or any other provision in this Agreement, Sovereign shall, or shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending at the time in calendar year 2007 that annual compensation reviews are completed and base and incentive compensation levels are established for all ICBC Employees in respect of such calendar year (which review process and compensation levels established will be the same as the process and compensation levels as provided to similarly situated employees of Sovereign and Sovereign Bank), to continue to provide rates of annual base salary or wages, as applicable, to the ICBC Employees that are the same as those provided to the ICBC Employees immediately prior to the Effective Time.
      (b) Service Credit; Waiver of Waiting Periods, Pre-Existing Conditions; Deductibles and Co-Payments. With respect to each employee benefit plan maintained by Sovereign or a Subsidiary thereof in which any ICBC Employee becomes eligible to participate any time on or after the Effective Time (a “Sovereign Plan”), other than the Sovereign ESOP (as such term is defined below), for purposes of determining eligibility to participate, vesting, entitlement to benefits (other than for purposes of benefit accrual under any defined benefit pension plan) and vacation entitlement, service with ICBC or any of its Subsidiaries (or any predecessor of ICBC or any of its Subsidiaries) shall be treated as service with Sovereign; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Sovereign Plan. Each Sovereign Plan shall waive pre-existing condition limitations to the same extent waived under the applicable ICBC Plan. ICBC Employees shall be given full credit for amounts paid under a corresponding ICBC or any Subsidiary benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Sovereign Plan during the applicable plan year in which the Closing Date occurs.
      (c) In addition to the foregoing, actions shall be taken by the relevant parties hereto to provide for the following:

(i) Sovereign Employee Stock Ownership Plan Provisions of the Sovereign Retirement Plan (“Sovereign ESOP”). All ICBC Employees shall become entitled to participate in the Sovereign

ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan. ICBC Employees will not receive credit for service with ICBC or a Subsidiary of ICBC for purposes of eligibility to participate or for vesting purposes under the Sovereign ESOP.

(ii) Sovereign 401(k) Provisions of the Sovereign Retirement Plan (“Sovereign 401(k) Plan”). Each ICBC Employee shall commence participation in the Sovereign 401(k) Plan in accordance with its terms, as soon as administratively feasible following the Effective Time, upon completion by such ICBC Employee of six (6) months of service with any combination of ICBC or a Subsidiary of ICBC (or any predecessor of ICBC or any of its Subsidiaries), Sovereign, or a Subsidiary of Sovereign (whether or not such service commenced before the Effective Time).

(iii) ICBC 401(k) Savings Plan (“ICBC 401(k) Plan”). After the Effective Time, Sovereign shall amend the ICBC 401(k) Plan to freeze participation and contributions under such plan. After the Effective Time, Sovereign will continue to maintain the individual participant accounts under ICBC’s 401(k) Plan. Thereafter, Sovereign shall have the right, but not the obligation, to combine the ICBC 401(k) Plan and the Sovereign 401(k) Plan on such terms as it deems appropriate and in accordance with applicable law.

(iv) ICBC Employee Stock Ownership Plan (“ICBC ESOP”). As of the Effective Time, the ICBC ESOP shall terminate pursuant to its terms. As soon as practicable following the Effective Time, Sovereign shall cause the Surviving Corporation to file all necessary documents with the Internal Revenue Service for a favorable determination letter in respect of such termination of the ICBC ESOP. As soon as practicable after the receipt of a favorable determination letter for termination from Internal Revenue Service, the account balances in the ICBC ESOP, including any surplus in the suspense account after full payment of the ESOP loan and all ICBC ESOP administrative expenses, shall be distributed to participants and beneficiaries in accordance with applicable law and the terms of the ICBC ESOP.

(v) ICBC Nonqualified Deferred Compensation Plans. Effective as of the Effective Time, ICBC will freeze future participation and benefit accruals under those certain nonqualified deferred compensation Plans set forth on Section 7.6(c)(v) of the ICBC Disclosure Schedule (the “NDC Plans”). The freezing of participation and benefit accruals under such NDC Plans shall be effected in such a manner that no person receives redundant benefits, loses existing benefits, or results in an acceleration of payment of benefits unless a participant’s prior election form so provides. The parties hereto agree that the intent of the preceding sentence is that affected ICBC Employees generally shall be entitled only to the benefits accrued under such NDC Plans as of the Effective Time.

(vi) Welfare Benefit Plans. (I) For the period commencing at the Effective Time and ending at the close of business on December 31, 2006, Sovereign shall, or shall cause the Surviving Corporation to, continue to provide welfare benefits to the ICBC Employees pursuant to the applicable Plans that are the same as those provided to such ICBC Employees immediately prior to the Effective Time and (II) effective as of January 1, 2007, the ICBC Employees shall be enrolled (to the extent such employees elected to so enroll during the regular enrollment period for such plans) in the same welfare Sovereign Plans (as such term is defined below) as shall be provided to similarly situated employees of Sovereign and Sovereign Bank.

(vii) ICBC Bonus Plans and Arrangements.

(A) Payment of 2005 Annual Bonuses. If the Effective Time does not occur prior to the date on which annual bonuses payable to employees of ICBC or any Subsidiary of ICBC in respect of ICBC’s fiscal year ending December 31, 2005 are to be paid (the “2005 Annual Bonuses”) pursuant to the terms of the applicable annual bonus Plans identified in Section 4.12(a) of the ICBC Disclosure Schedule (the “Annual Bonus Plans”), ICBC shall be entitled to pay the 2005 Annual Bonuses in such amounts as may be determined in a manner consistent with past practice under similar historic annual bonus programs; provided, however, that aggregate payment of all 2005 Annual Bonuses shall not exceed the amount set forth in Section 7.6(c)(vii)(A) of the ICBC Disclosure Schedule. If as of the Effective Time, the 2005 Annual Bonuses have not yet been paid, ICBC and/or Independence Bank shall, immediately prior to the Effective Time, pay the 2005 Annual Bonuses in amounts determined as provided, and subject to the aggregate limitation as set forth above in this Section 7.6(c)(vii)(A).

(B) Payment of 2006 Annual Bonuses. If the Effective Time occurs after January 1, 2006, on or immediately prior to the Effective Time, ICBC shall (or, if applicable, Sovereign shall cause the Surviving Corporation to) pay a pro rated portion (based on the number of days occurring in 2006 relative to 365) of the target annual bonuses payable to ICBC Employees in respect of the fiscal year that would otherwise end on December 31, 2006 under the Annual Bonus Plans (which annual bonus amounts will have been accrued on the financial statements of ICBC and/or applicable ICBC Subsidiaries through such payment date in a manner consistent with the with the past practice under similar historic annual bonus programs).

(viii) ICBC Employees’ Defined Benefit Retirement Plan. For at least one year after the Effective Time, Sovereign shall, or shall cause the Surviving Corporation to, continue to maintain, without change other than changes required by law, the tax-qualified defined benefit pension Plan for the benefit of the ICBC Employees who participated in such Plan immediately prior to the Effective Time; provided that this covenant shall only be effective if, on or before the Effective Time, ICBC can provide evidence, reasonably satisfactory to Sovereign, that the ICBC Employees Retirement Plan has satisfied the requirements of Section 410(b) of the Code for the plan year ending December 31, 2005 and for the period beginning January 1, 2006 and ending immediately prior to the Effective Time.

(ix) ICBC Equity Plans. From and after the Effective Time, no further benefits, grants or awards shall be made available under any equity-based ICBC Plans set forth in Section 4.12(a) of the ICBC Disclosure Schedule to ICBC Employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, re-load stock options and performance shares thereunder.

(x) No Restriction on Future Amendment. Nothing in this subsection shall be construed as precluding Sovereign from amending or terminating any plan, program or arrangement following the Effective Time.
      (d) Retention Bonuses. Notwithstanding anything to the contrary contained herein, ICBC may pay cash retention bonuses to employees of ICBC and its Subsidiaries who are selected by the chief executive officer of ICBC with the prior approval of Sovereign, such approval not to be unreasonably withheld (the “Retention Bonuses”), in order to help retain key employees (other than any Senior Executives (as hereinafter defined)) through the Effective Time (or in certain cases, a date, after the Effective Time, that the systems conversion occurs or thereafter as determined by Sovereign), provided that the aggregate amount of such retention bonuses shall not exceed the amount set forth in Section 7.6(d) of the ICBC Disclosure Schedule (the “Retention Bonus Plan”). Under the Retention Bonus Plan, (i) 50% of any Retention Bonus will be paid to a participant in such plan (a “Plan Participant”) at the Effective Time (or, if such participant’s employment is terminated without cause by ICBC or its Subsidiaries prior thereto, at such date of termination) and (ii) 50% of any Retention Bonus will be paid to a Plan Participant at the end of the relevant system conversion completion (which date shall not be later than one year after the Effective Time) (or, if such participant’s employment is terminated without cause by his or her relevant employer prior to such completion date, at such date of termination).
      (e) Severance Policy. Any person who is an ICBC Employee as of the date of this Agreement (other than the Senior Executives) whose employment is terminated by Sovereign or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for cause) shall be entitled to severance benefits under the ICBC severance plans listed in Section 7.6(e) of the ICBC Disclosure Schedule.

      (f) Outplacement Services. Sovereign shall make outplacement services and job counseling services available to ICBC Employees at a management level or above and on a basis to be negotiated by the parties as soon as practicable after the date hereof, whose employment is terminated by Sovereign not for cause in connection with the Merger.
      (g) Current Agreements. As of the Effective Time, Sovereign shall assume and honor and shall cause the appropriate Subsidiaries of Sovereign to assume and honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing immediately prior to the Closing Date which are between ICBC or any of its Subsidiaries and any officer, employee, independent contractor or director thereof, including without limitation bank-owned life insurance. Sovereign acknowledges and agrees that (i) the consummation of the Merger constitutes a “Change in Control” or “Change of Control,” as applicable, for all purposes pursuant to such agreements, plans and arrangements, and (ii) that the persons listed in Section 7.6(g) of the ICBC Disclosure Schedule (the “Senior Executives”) shall receive all cash severance benefits to which they would otherwise be entitled pursuant to those certain employment (in the case of Mr. Alan Fishman) and change in control (in the case of all other Senior Executives) agreements entered into by and between each such Senior Executive, ICBC and/or any Subsidiary thereof (collectively, the “Severance Agreements”), assuming a termination of each such Senior Executive’s employment without Cause (as such term is defined in the Severance Agreements) on the Closing Date, provided that such persons remain employed by ICBC or its Subsidiaries as of the Effective Time, but whether or not such persons remain employed by ICBC or its Subsidiaries after the Effective Time. Except as may otherwise be agreed between the parties hereto and any Senior Executive, the Severance Agreements shall remain in effect in accordance with their respective terms.
      (h) Vacation Policy. With respect to any accrued but unused vacation time to which any employee of ICBC or its Subsidiaries is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date (the “Vacation Policy”), Sovereign shall allow such employee to use such accrued vacation; provided, however, that if Sovereign deems it necessary to disallow such employee from taking such accrued vacation, Sovereign shall be liable for and pay in cash to each such employee an amount equal to such vacation time in accordance with the terms of the Vacation Policy; provided, further, that Sovereign shall be liable for and pay in cash an amount equal to such accrued vacation time to any such employee whose employment terminates for any reason.
      7.7. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, employee or agent of ICBC or any of its Subsidiaries (the ”Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee or agent of ICBC, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, Sovereign shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

      (b) Sovereign shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted by applicable law.
      (c) Without limiting anything contained in Section 7.7(a) or any other provision of this Agreement, the parties hereto acknowledge and agree that (i) the Indemnified Parties will be provided with indemnification from and after the Effective Time that is no less favorable to their rights to indemnification presently set forth in the certificate of incorporation, by-laws or equivalent documents of ICBC or any of its Subsidiaries, as applicable, in each case as in effect on the date hereof, and (ii) Sovereign shall honor and perform under all indemnification agreements entered into by ICBC or any of its Subsidiaries.
      (d) Sovereign shall use its reasonable best efforts to cause the persons covered by ICBC’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Sovereign with respect to claims arising from facts or events that occurred at or prior to the Effective Time, provided that Sovereign’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of ICBC than the terms and conditions of the existing directors’ and officers’ liability insurance policy of ICBC. Sovereign will not be required to expend, in respect of its obligations to such covered persons as described in the preceding sentence, in any one year an amount in excess of 200% of the annual premiums currently paid by ICBC for the insurance covering the officers and directors of ICBC (the ”Insurance Amount”), provided, that if such expenditure would exceed the Insurance Amount, Sovereign shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. The provisions of this Section 7.7(d) shall be deemed to have been satisfied if prepaid policies have been obtained by ICBC prior to the Effective Time, which policies provide the persons covered by ICBC’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six years from the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided such prepaid policies shall not be obtained by ICBC at a cost per annum that is higher than the Insurance Amount. If such prepaid policies have been obtained by ICBC prior to the Effective Time, Sovereign shall maintain such policies in full force and effect and continue to honor ICBC’s obligations thereunder.
      (e) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
      (f) If Sovereign or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Sovereign shall assume the obligations set forth in this Section 7.7.
      7.8. Advice of Changes. Sovereign and ICBC shall promptly advise the other party of any change or event (i) which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect (in the case of ICBC) or a material adverse effect on its ability to consummate the transactions contemplated by this Agreement on a timely basis (in the case of Sovereign) or (ii) which it believes would or would be reasonably likely to cause a condition to Closing not to be satisfied or satisfaction thereof to be materially delayed; provided, however, that any noncompliance with the foregoing provisions of this Section 7.8 shall not constitute failure of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying change or event shall independently constitute such a failure or give rise to such a right.
      7.9. Actions Relating to Investment Agreement. Sovereign shall not, and shall not permit any of its Subsidiaries to, (i) take any action that would require any vote of the stockholders of Sovereign to be taken prior to the Effective Time with respect to the transactions contemplated by this Agreement or the Investment Agreement or (ii) seek any vote of its stockholders prior to the Effective Time with respect to any of the transactions or matters contemplated by this Agreement or the Investment Agreement. Sovereign shall take or cause to be taken all reasonable actions to enforce its rights under the Investment Agreement with respect to the investment obligations and commitments of Banco Santander thereunder, including its right to require Banco Santander to purchase securities of Sovereign to the full extent required or permitted pursuant to Sections 2.01 and 6.04 of the Investment Agreement, in each case to the fullest extent necessary or appropriate in order for Sovereign to perform in full its obligations pursuant to this Agreement on a timely basis. Without the prior written consent of ICBC, Sovereign shall not (i) amend or terminate, in whole or in part, the Investment Agreement; (ii) waive any of its material rights thereunder which relate in any way to any investment in, or purchase of securities from, Sovereign to be made at or prior to the Effective Time; or (iii) consent to the delay of the Closing (as defined in the Investment Agreement) beyond the Closing Date determined in accordance with Section 1.4. During the period from the date of this Agreement through the Effective Time, Sovereign will comply with all of its obligations under the Investment Agreement on a timely basis and use its reasonable best efforts to cause all conditions to the closing of the investment contemplated thereunder to be satisfied as soon as practicable.
      7.10. Bank Merger; Divisional Board; Post-Closing Governance Matters. (a) From and after the date hereof, Sovereign and ICBC shall take all reasonable action necessary to cause the merger of Sovereign Bank and Independence Bank, with Sovereign Bank being the surviving bank (the “Bank Merger”), as soon as practicable following the Effective Time.
      (b) Promptly following the Effective Time, Sovereign will establish a New York division of Sovereign Bank (the “New York Division”). The current corporate headquarters of ICBC will serve, for at least three years following the Effective Time, as the headquarters of the New York Division. Promptly following the Effective Time, Sovereign will invite all of the members of ICBC’s board of directors holding such position on the date of this Agreement to become members of Sovereign Bank’s divisional board for the New York Division (the ”Divisional Board”), and shall cause all such individuals who accept such invitation to be elected or appointed as members of such Divisional Board. The role of the Divisional Board shall be to advise Sovereign Bank with respect to deposit and lending activities in Independence Bank’s former market areas. The Divisional Board shall exist for at least three years following the Effective Time, and the individuals who accept the invitation to join the Divisional Board, as described above, shall be entitled to serve as members of the Divisional Board throughout such three-year period (unless removed for cause). Each member of the Divisional Board who is not a member of the board of directors of Sovereign or Sovereign Bank shall receive a per annum retainer and meeting fees equivalent to the amount of such directors’ fees such member received as an existing member of ICBC’s board of directors during 2005.
      (c) On or prior to the Closing Date, Sovereign shall take such actions as are necessary to cause a person designated by ICBC’s board of directors who is not an employee of ICBC or its Subsidiaries and who is reasonably satisfactory to Sovereign to be appointed to the board of directors of Sovereign (in Class III or, if the Closing Date occurs after the annual stockholder meeting of Sovereign in 2006, in Class I).
      7.11. Outplacement Services. Sovereign agrees to provide out-placement services to those officers of ICBC or Independence Bank with a title of Vice President or higher whose employment is terminated within one year following the Effective Time.
      7.12. Assumption of Debt. Sovereign agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of ICBC’s debt and other securities to the extent required by the terms of such securities and the instruments and agreements relating thereto.
      7.13. ICBC Community Activities. On the Closing Date, Sovereign shall contribute to the ICBC Community Foundation an amount in cash equal to $20 million as a separate endowment within, and to be managed by, the ICBC Community Foundation. At and after the Effective Time, Sovereign shall maintain ICBC’s charitable commitment to the communities in Independence Bank’s former market areas through the ICBC Community Foundation.
      7.14. Affiliate Agreements. ICBC shall use reasonable efforts during the 30-day period following the date hereof to cause its directors and each officer having a title at ICBC of Executive Vice President or higher to enter into an agreement, in form and substance reasonably satisfactory to ICBC, pursuant to which such person agrees, during the term of this Agreement, to vote in favor of the Merger and against any Acquisition Proposal.
      7.15. Exemption From Liability Under Section 16(b). Assuming that ICBC delivers to Sovereign the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the board of directors of Sovereign, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the ICBC Insiders (as defined below) of Sovereign Common Stock in exchange for shares of ICBC Common Stock, of restricted stock units on Sovereign Common Stock in exchange for RSUs and of options to purchase Sovereign Common Stock upon conversion of Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by ICBC to Sovereign prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information regarding the ICBC Insiders, the number of shares of ICBC Common Stock held by each such ICBC Insider, the number and description of the RSUs held by each such ICBC Insider and the number and description of Options held by each such ICBC Insider. “ICBC Insiders”shall mean those officers and directors of ICBC who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
      7.16. Current Information. During the period from the date of this Agreement to the Effective Time, ICBC shall, upon the request of Sovereign, cause one or more of its designated representatives to confer on a monthly basis with representatives of Sovereign regarding the financial condition, operations and business matters of ICBC and the completion of the transactions contemplated hereby, provided that ICBC shall not be required to disclose information where such disclosure would jeopardize the attorney-client privilege of ICBC or contravene any applicable law, rule or regulation. As soon as reasonably practicable after they become available, ICBC will deliver to Sovereign a consolidating and consolidated balance sheet and a consolidating and consolidated statement of operations, without related notes, for such month for ICBC.
ARTICLE VIII
Conditions Precedent
      8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. ICBC shall have obtained the ICBC Stockholder Approval.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

      8.2. Conditions to Obligations of Sovereign. The obligations of Sovereign to effect the Merger are also subject to the satisfaction or waiver by Sovereign at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of ICBC set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such specified date), in each case subject to the standard set forth in Section 4.1; and Sovereign shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and Chief Financial Officer of ICBC to the foregoing effect.

(b) Performance of Obligations of ICBC. ICBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sovereign shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to such effect.
      8.3. Conditions to Obligations of ICBC. The obligation of ICBC to effect the Merger is also subject to the satisfaction or waiver by ICBC at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sovereign set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such specified date), in each case subject to the standard set forth in Section 5.1; and ICBC shall have received a certificate signed on behalf of Sovereign by the Chief Executive Officer and the Chief Financial Officer of Sovereign to such effect.

(b) Performance of Obligations of Sovereign and Merger Sub. Each of Sovereign and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ICBC shall have received a certificate signed on behalf of Sovereign by the Chief Executive Officer and the Chief Financial Officer of Sovereign to such effect.
ARTICLE IX
Termination and Amendment
      9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (except as otherwise expressly provided in this Section 9.1) after adoption of this Agreement by the stockholders of ICBC:

(a) by mutual consent of Sovereign, Merger Sub and ICBC in a written instrument, if the Board of Directors of each of Sovereign, Merger Sub and ICBC so determines;

(b) by either Sovereign or ICBC if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if the denial or order referred to above shall be due to the failure of the party seeking to terminate this Agreement (or in the case of Sovereign, Merger Sub) to perform or observe any of its covenants or agreements set forth herein or, in the case of Sovereign, in the Investment Agreement;

(c) by either Sovereign or ICBC if the Effective Time shall not have occurred on or before September 30, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement (or, in the case of Sovereign, Merger Sub) to perform or observe any of its covenants or agreements set forth herein or, in the case of Sovereign, in the Investment Agreement;

(d) by either Sovereign or ICBC (provided that the terminating party (or, in the case of Sovereign, Merger Sub) is not then in material breach of any representation, warranty, covenant or other agreement contained herein or, in the case of Sovereign, in the Investment Agreement) if the other party (or, in the case of a termination by ICBC, Merger Sub) shall have breached (i) any of the covenants or agreements made by such other party (or, in the case of a termination by ICBC, Merger Sub) herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach specifying in reasonable detail the nature of such breach (or, in the case of any breach by Sovereign of Section 5.13 or Section 7.9, in each case as a result of a breach of the Investment Agreement, 30 days after a notice of breach of the type specified in Section 12.01(e)(iii) of the Investment Agreement has been given by Banco Santander to Sovereign) or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof; provided, however, in the case of a breach by Sovereign of Section 5.13 or Section 7.9, ICBC may not terminate this Agreement as a result of such specified breach if prior to the 30th day following the giving of the notice of breach by Banco Santander referred to above, a written notice is given to Sovereign by Banco Santander acknowledging the cure of all breaches identified in such Banco Santander notice of breach;

(e) by either Sovereign or ICBC if the ICBC Stockholder Approval shall not have been obtained at the ICBC Stockholders Meeting or at any adjournment or postponement thereof;

(f) by Sovereign, if the Board of Directors of ICBC shall have (i) breached the terms of Section 7.4 in any respect materially adverse to Sovereign, (ii) failed to recommend adoption of this Agreement to the ICBC stockholders in the Proxy Statement or shall have effected a Change in ICBC Recommendation, whether or not permitted by this Agreement, (iii) recommended, or resolved to recommend, to the stockholders of ICBC an Acquisition Proposal other than the Merger or (iv) materially breached its obligations under Section 7.3 by failing to call, give notice of, convene or hold the ICBC Stockholders Meeting in accordance with Section 7.3;

(g) by ICBC, prior to the adoption of this Agreement by the stockholders of ICBC, in accordance with, and subject to the terms and conditions of, Section 7.4(b); or

(h) By Sovereign if a tender offer or exchange offer for 25% or more of the outstanding shares of ICBC Common Stock is commenced (other than by Sovereign or a Sovereign Subsidiary), and the Board of Directors of ICBC recommends that the stockholders of ICBC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.
      9.2. Effect of Termination.
      (a) In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Sovereign, ICBC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b), this Section 9.2, and Article X shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Sovereign, Merger Sub or ICBC shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or, in the case of Sovereign, any breach of Section 5.9 hereof.

      (b) ICBC shall pay Sovereign, by wire transfer of immediately available funds, the sum of $100,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by ICBC pursuant to Section 9.1(g), ICBC shall pay the entire Termination Fee at or prior to the time of such termination;

(ii) if this Agreement is terminated by Sovereign pursuant to Section 9.1(f)(ii), 9.1(f)(iii), 9.1(f)(iv) or 9.1(h), ICBC shall pay (x) an amount equal to 1/3 of the Termination Fee on or before the second Business Day after the date of such termination and (y) if within 15 months following such termination ICBC or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Business Combination (as hereinafter defined), ICBC shall pay the remainder of the Termination Fee on or before the second Business Day after the date of such execution or consummation; and

(iii) if this Agreement is terminated by either Sovereign or ICBC pursuant to Section 9.1(e) or 9.1(f)(i), and a proposal with respect to a Business Combination shall have been publicly announced or otherwise communicated or made known to the stockholders of ICBC at any time after the date of this Agreement and on or prior to the date of the ICBC Stockholders Meeting, then if within 15 months after such termination ICBC or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Business Combination, ICBC shall pay the Termination Fee on or before the second Business Day after the date of such execution or consummation.

For purposes of this Section 9.2(b), the term “Business Combination” means (x) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ICBC or any of its Subsidiaries as a result of which the holders of the ICBC Common Stock prior to such transaction (by virtue of their ownership of such stock) cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction (or, if applicable, the ultimate parent thereof), (y) any sale of more than 50% of the consolidated assets (including stock of its Subsidiaries) of ICBC and its Subsidiaries, taken as a whole, or (z) any issuance or sale of, or tender or exchange offer for, voting securities of ICBC or Independence Bank resulting in the ownership by any Person of more than 50% of the voting power of ICBC (unless the stockholders of ICBC immediately prior to such transaction would own in the aggregate more than 50% of such acquiring Person) or by any Person (other than ICBC or any of its affiliates) of more than 50% of the voting power of Independence Bank.
      (c) If this Agreement is terminated by ICBC pursuant to Section 9.1(d) or by ICBC or Sovereign pursuant to Section 9.1(b) or 9.1(c), and at the time of such termination the conditions to the Closing set forth in Sections 8.1(a) and 8.2 hereunder (other than those conditions that by their nature cannot be satisfied until the Closing) have been satisfied or waived then, without limiting any other remedies of ICBC pursuant to this Agreement or otherwise, unless the closing shall have occurred under the Investment Agreement at or prior to the time of such termination and Sovereign and Banco Santander shall have satisfied all of their respective obligations under the Investment Agreement with respect to the raising of funds to pay the amounts due pursuant to this Agreement, Sovereign shall pay $100,000,000 (the “Sovereign Fee”) to or as directed by ICBC as promptly as reasonably practicable (and, in any event, within two business days following such termination).
      (d) Any Termination Fee or Sovereign Fee that becomes payable pursuant to Section 9.2(b) or 9.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Sovereign or ICBC, as applicable.
      (e) ICBC and Sovereign agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreement Sovereign and ICBC would not have entered into this Agreement, and that neither the Termination Fee nor the Sovereign Fee constitutes a penalty. If ICBC fails to pay the amount due under paragraph (b) above, or Sovereign fails to pay the amount due under paragraph (c) above, in either case within the time period specified in such paragraph, the party failing to pay such fee shall pay the costs and expenses

(including reasonable legal fees and expenses) incurred by the party entitled to receive such fee in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
      9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ICBC; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
General Provisions
      10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article X.
      10.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
      10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Sovereign, to:

1130 Berkshire Boulevard Wyomissing, PA 19610 Fax: (610) 208-6143 Attention: Jay S. Sidhu

with a copy to:

Stevens & Lee 111 North Sixth Street P.O. Box 679 Reading, Pennsylvania 19603 Fax: (610) 376-5610 Attention: Joseph M. Harenza

(b) if to ICBC, to:

195 Montague Street Brooklyn, New York 11201 Fax: (718) 923-3666 Attention: Alan H. Fishman

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Fax: (212) 455-2502 Attn: Lee Meyerson Maripat Alpuche
      10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require ICBC, Sovereign or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.
      10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.
      10.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).
      10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
      10.9. Publicity. Sovereign and ICBC shall consult with each other before issuing any press release with respect to the Merger or this Agreement and neither Sovereign (or any of its Subsidiaries) nor ICBC (or any of its Subsidiaries) shall issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that Sovereign or ICBC may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the

New York Stock Exchange, Inc. (in the case of such a release or statement by Sovereign) or the Nasdaq National Market (in the case of such a release or statement by ICBC) or as may be permitted pursuant to Section 7.3 or 7.4. Without limiting the reach of the preceding sentence, Sovereign and ICBC shall cooperate to develop all public announcement materials and shall make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.
      10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section 7.7 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
      10.11. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 10.3. Each of Sovereign, Merger Sub and ICBC hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
      10.12. Guarantee by Sovereign. Sovereign agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Sovereign unconditionally guarantees to ICBC the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectability. Sovereign hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12.

      IN WITNESS WHEREOF, Sovereign, Merger Sub and ICBC have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

SOVEREIGN BANCORP, INC.

By:	/s/ Jay S. Sidhu

Name: Jay S. Sidhu

Title:	Chairman, President and Chief Executive Officer

ICELAND ACQUISITION CORP.

By:	/s/ Jay S. Sidhu

Name: Jay S. Sidhu
Title: President

INDEPENDENCE COMMUNITY BANK CORP.

By:	/s/ Alan H. Fishman

Name: Alan H. Fishman

Title:	President and Chief Executive Officer

ANNEX B
October 24, 2005
Board of Directors
Independence Community Bank Corp.
195 Montague Street
Brooklyn, NY 11201
Members of the Board of Directors:
      Independence Community Bank Corp. (the “Company”), and Sovereign Bancorp, Inc. (the “Acquiror”) and Iceland Acquisition Corp., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”) propose to enter into an agreement and plan of merger (the “Agreement”) pursuant to which Acquisition Sub would be merged with the Company in a merger (the “Merger”) in which each outstanding share of common stock, par value $.01 per share, of the Company (the “Company Shares”) other than Company Shares held in treasury or held by the Acquiror or any affiliate of the Acquiror, would be converted into the right to receive $42.00 in cash (the “Consideration”). In connection with the Merger, Acquiror proposes to sell to Banco Santander Central Hispano S.A. (the “Investor”) newly issued common stock as well as treasury shares for consideration of $2.4 billion (the “Investment”).
      You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.
      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed a draft dated October 23, 2005 of the Agreement; and

(9) Reviewed a draft dated October 23, 2005 of the Investment Agreement between the Investor and the Acquiror (the “Investment Agreement”) relating to the Investment.
      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly

B-1

available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final forms of the Agreement and the Investment Agreement will be substantially similar to the last draft reviewed by us.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.
      We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company, the Acquiror and the Investor and may continue to do so and have received, and may receive, fees for the rendering of such services. We have also provided financial advisory services to the Investor in conjunction with the Investment but have not received a fee and will not receive a fee for rendering such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror and the Investor for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.
      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

/s/	Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

B-2

ANNEX C
October 24, 2005
Board of Directors
Independence Community Bank Corp.
195 Montague Street
Brooklyn, NY 11201
Members of the Board:
      We understand that Independence Community Bank Corp. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Sovereign Bancorp, Inc. (“Sovereign”) pursuant to which (i) Iceland Acquisition Corp., a wholly owned subsidiary of Sovereign (“Merger Sub”), will merge with and into the Company and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of the Company, other than shares to be canceled pursuant to the terms of the Agreement (as defined below), will be converted into the right to receive $42.00 in cash. We further understand that Sovereign intends to receive a portion of the funds necessary to finance the Proposed Transaction (the “Financing”) through a minority investment in Sovereign by Banco Santander Central Hispano, S.A. (“Banco Santander”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of October 24, 2005, by and among the Company, Sovereign and Merger Sub (the “Agreement”) and the terms and conditions of the Financing are set forth in more detail in the Investment Agreement dated as of October 24, 2005, between Sovereign and Banco Santander (the “Investment Agreement”).
      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of the consummation of the Proposed Transaction or the Financing.
      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) the Investment Agreement and the specific terms of the Financing, (3) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, and the Company’s earnings press release for the quarter ended September 30, 2005, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (5) the trading history of the Company’s common stock from October 16, 2000 to October 21, 2005 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (8) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company. In addition, we have had discussions with the management of the Company concerning its businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or

C-1

misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company, Sovereign and Banco Santander in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company, Sovereign and Banco Santander for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/	Lehman Brothers

LEHMAN BROTHERS

C-2

ANNEX D
SECTION 262 OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE
§ 262. Appraisal Rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to the shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[FORM OF PROXY/VOTING INSTRUCTION CARD]

INDEPENDENCE COMMUNITY BANK CORP.

195 Montague Street
Brooklyn, NY 11201

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, being a stockholder of Independence Community Bank Corp. (the “Company”) as of [•], hereby authorizes [•] and [•], or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders to be held at [•], on [•] at [•], Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if personally present, as set forth on the reverse hereof.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE COMMUNITY BANK CORP.

[•]

PROXY/VOTING INSTRUCTIONS

MAIL — Complete, date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free [•] from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET — Access “[•]” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

—  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   —

IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY FORM.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 24, 2005, among Sovereign Bancorp, Inc., Iceland Acquisition Corp. and Independence Community Bank Corp., as it may be amended from time to time.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger described in Proposal 1.	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on [•] and at any adjournment thereof.

Shares of the Company’s common stock will be voted as specified, if returned, but not otherwise specified, this voting instruction card shall be voted FOR the adoption of the merger agreement and otherwise at the discretion of the Proxies. You may revoke this voting instruction card at any time prior to the time it is voted at the Special Meeting. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Special Meeting.

The undersigned hereby acknowledges receipt of Notice of the Special Meeting and the accompanying Proxy Statement and other materials prior to signing this proxy.

This card also constitutes your voting instruction for any shares held in the Independence Community Bank 401(k) Savings Plan and/or the Independence ESOP or Recognition and Retention Plan or 2002 Stock Incentive Plan and the undersigned hereby authorizes the respective Trustees of such Plans to vote the shares allocated to the undersigned’s account(s) as provided herein. Unvoted shares in the Independence Community Bank 401(k) Savings Plan will be voted in the same manner and proportion as the shares of common stock held in such Plan for which voting instructions from participants are received. Shares held in the Independence ESOP allocated to participants’ accounts will generally not be voted unless the proxy/voting instruction card is returned.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF EXECUTED BUT NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT.

Please check this box if you plan to attend the Special Meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.